Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of May 28, 2013,

among

FIDELITY NATIONAL FINANCIAL, INC.,

LION MERGER SUB, INC.

and

LENDER PROCESSING SERVICES, INC.

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 28, 2013, among FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“Parent”), LION MERGER SUB, INC., a Delaware corporation and a Subsidiary of Parent (“Sub”), and LENDER PROCESSING SERVICES, INC., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of each of the Company and Sub has unanimously approved and declared advisable, and the Board of Directors of Parent has unanimously approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), other than (a) shares of Company Common Stock directly owned by the Company, as treasury stock, or by Parent or Sub, (b) shares of Company Common Stock owned directly by any wholly owned Subsidiary of the Company and (c) the Appraisal Shares, will be converted into the right to receive $16.625 in cash and 0.65224 shares of Class A common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”);

WHEREAS, the Board of Directors of Parent has unanimously adopted resolutions approving this Agreement, the Merger, the other Merger Transactions and the Parent Share Issuance, and resolved to recommend that the stockholders of Parent approve the Parent Share Issuance (to the extent such approval is required under applicable Law);

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, Parent, Sub and the Company intend that, for U.S. federal income tax purposes, the receipt of the Merger Consideration in exchange for shares of Company Common Stock pursuant to the Merger be a fully taxable transaction to the holders of shares of Company Common Stock.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time.  Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.02.  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the second business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided that, notwithstanding the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI, if the Marketing Period has not ended at the time of the satisfaction or (to the extent permitted by Law) waiver of such conditions (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), the Closing shall occur instead on (i) the date following the satisfaction or waiver of such conditions that is the earliest to occur of (A) any business day during the Marketing Period specified by Parent to the Company on no less than two business days’ written notice to the Company and (B) the first business day immediately following the final day of the Marketing Period or (ii) such other date, time or place as agreed to in writing by Parent, Sub and the Company.  Parent and Sub acknowledge and agree that the receipt of the Financing is not a condition to Closing and that the failure to obtain the Financing shall not in any way relieve Parent or Sub of their obligations to close the Merger on the Closing Date.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.  Effective Time.  Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, Parent, Sub and the Company shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL.  The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05.  Certificate of Incorporation and Bylaws.  The certificate of incorporation and bylaws of the Surviving Corporation shall be amended at the Effective Time to be the certificate of incorporation and bylaws of Sub as in effect immediately prior to the Effective Time (except as to the name of the Surviving Corporation, which shall be Lender Processing Services, Inc.) until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07.  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange Fund;
Company Equity Awards

SECTION 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Sub or the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a)  Capital Stock of Sub.  Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b)  Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is directly owned by the Company, as treasury stock, or by Parent or Sub immediately prior to the Effective Time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)  Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled in accordance with Section 2.01(b), shares to remain outstanding in accordance with Section 2.01(e), and, except as provided in Section 2.01(d), the Appraisal Shares) shall be converted into the right to receive (i) $16.625 in cash, without interest (the “Initial Cash Consideration” and, as the same may be increased pursuant to Section 2.01(g), the “Cash Consideration”) and (ii) a number of validly issued, fully paid and non assessable shares of Parent Common Stock equal to the Exchange Ratio as determined pursuant to Section 2.01(h)  (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).  At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any declared dividends on the Company Common Stock with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder, any dividends or other distributions payable pursuant to Section 2.02(j) and cash in lieu of any fractional shares payable pursuant to Section 2.02(i), without interest, in each case to be issued or paid in consideration therefor upon surrender of the applicable Certificate in accordance with Section 2.02(b), in the case of certificated shares, and automatically, in the case of book-entry shares.

(d)  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262.  At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive any dividends in accordance with Section 2.02(j) and the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c), without any interest thereon.  The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

(e)  Common Stock Owned by Subsidiaries of the Company. Each share of Company Common Stock held by any Subsidiary of the Company shall be converted into a number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the common stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in Company Common Stock immediately prior to the Effective Time.

(f)  Adjustments to Exchange Ratio.  The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a Subsidiary of Parent or the Company or of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock with a record date occurring on or after the date hereof and prior to the Effective Time.

(g)  Adjustments to the Cash Consideration and the Stock Consideration.

 (i)  Subject to satisfaction of the conditions set forth in Section 2.01(g)(ii), Parent shall have the option, by notice in writing to the Company on or before the Adjustment Determination Date (such notice, the “Adjustment Notice”), to increase the Cash Consideration by an amount up to the amount of the Initial Cash Consideration (the amount by which Parent elects to increase the Cash Consideration pursuant to this Section 2.01(g)(i), the “Increased Cash Consideration”).  The Adjustment Notice shall include, on a per share of Company Common Stock basis, the amount of the Increased Cash Consideration, Parent’s calculation of the Exchange Ratio (as of the date of the Adjustment Notice) and evidence reasonably satisfactory to the Company that the conditions set forth in Section 2.01(g)(ii) have been satisfied.  The Adjustment Notice shall be accompanied by a certificate signed on behalf of Parent by an executive officer thereof to the effect that the conditions set forth in Section 2.01(g)(ii) have been satisfied.

(ii)  The ability of Parent to increase the Cash Consideration pursuant to Section 2.01(g)(i), will be subject to the satisfaction of either of the following conditions:

(A) (1) Parent shall have delivered to the Company true and complete copies of one or more commitment letters and any related documents or agreements from reputable financial institutions or other persons, in each case reasonably acceptable to the Company, to provide, subject to the terms and conditions therein (which shall not contain additional or adversely modified conditions or other contingencies to the availability of the Additional Financing relative to those contained in the applicable Initial Financing Commitments as of the date of this Agreement (or solely with respect to any revolving commitments, any additional or adversely modified conditions or other contingencies to the availability of such financing on the Closing Date than those contained in the Existing Facility as of the date of this Agreement or the Initial Financing Commitments as of the date of this Agreement) and shall otherwise be no less favorable to Parent and the Company, when taken as a whole, than the terms and conditions of the applicable Initial Financing Commitments) (or solely with respect to any revolving commitments, than the terms of the Existing Facility as of the date of this Agreement or the Initial Financing Commitments as of the date of this Agreement)) debt or equity financing (the “Additional Financing”) in an aggregate amount at least equal to the aggregate Increased Cash Consideration (the “Additional Financing Commitments”), (2) Parent or Sub shall have fully paid any and all commitment fees or other fees in connection with the such financing commitments that are payable on or prior to the date of the Adjustment Notice and (3) the representations and warranties of Parent and Sub with respect to the Additional Financing and the Additional Financing Commitments set forth in Section 3.02(g) shall be true and correct in all material respects; or

(B) Parent either shall have (1) received financing (other than the Initial Financing) after the date of this Agreement and on or before the date of the Adjustment Notice in an aggregate amount at least equal to the aggregate Increased Cash Consideration, the proceeds of which financing shall have been deposited in an escrow account or other segregated account on terms (including with respect to withdrawals, use of proceeds, distributions and investments), and subject to appropriate documentation, reasonably satisfactory to the Company or (2) cash on hand in readily available funds in an aggregate amount at least equal to the aggregate Increased Cash Consideration, and evidence of such funds shall have been provided to the Company in a form reasonably satisfactory to the Company.

(h)  Exchange Ratio.  “Exchange Ratio” means the Initial Exchange Ratio, subject to adjustment as set forth below (in each case rounded to the nearest hundred-thousandth):

 (i)  if the Increased Cash Consideration is zero and the Average Parent Stock Price is an amount less than the Floor Price, then the Exchange Ratio shall be an amount equal to the quotient of (x) the Initial Stock Floor Value divided by (y) the greater of the Average Parent Stock Price and the Lower Floor Price;

(ii)  if the Increased Cash Consideration is greater than zero and:

(A) if the Average Parent Stock Price is an amount greater than the Ceiling Price, then the Exchange Ratio shall be an amount equal to the quotient of (a) (x) the product of (1) the Initial Exchange Ratio multiplied by (2) the Average Parent Stock Price minus (y) the Increased Cash Consideration divided by (b) the Average Parent Stock Price;

(B) if the Average Parent Stock Price is an amount greater than or equal to the Floor Price but less than or equal to the Ceiling Price, then the Exchange Ratio shall be an amount equal to the quotient of (a) (x) the Initial Stock Value minus (y) the Increased Cash Consideration divided by (b) the Reference Price; or

(C) if the Average Parent Stock Price is an amount less than the Floor Price, then the Exchange Ratio shall be an amount equal to the quotient of (a) the New Stock Floor Value divided by (b) the greater of the Average Parent Stock Price and the Lower Floor Price.

SECTION 2.02.  Exchange Fund.  (a)  Exchange Agent.  Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Exchange Agent in the form reasonably acceptable to the Company (the “Exchange Agency Agreement”).  At or prior to the Effective Time, Parent shall deposit, or shall cause Sub to deposit, with the Exchange Agent (i) book-entry shares representing the number of shares of Parent Common Stock sufficient to pay the aggregate Stock Consideration pursuant to Section 2.01(c), (ii) cash in an amount sufficient to pay the aggregate Cash Consideration pursuant to Section 2.01(c) and (iii) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares pursuant to Section 2.02(i).  In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time on or after the Effective Time, an amount in cash sufficient to pay any dividends or other distributions payable pursuant to Section 2.01(c) and/or Section 2.02(j).  The shares of Parent Common Stock and cash deposited with the Exchange Agent are referred to in this Agreement as the “Exchange Fund”.

(b)  Certificate Exchange Procedures.  As promptly as practicable after the Effective Time, but in any event within two business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Each holder of record of a Certificate shall, upon surrender to the Exchange Agent of such Certificate, together with such letter of transmittal, duly executed, and such other customary documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 2.01(c) and this Article II, book-entry shares representing the Stock Consideration that such holder has the right to receive pursuant to Section 2.01(c)  and this Article II, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.02(i) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.01(c) and/or Section 2.02(j), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 2.01(c) and this Article II, book-entry shares representing the Stock Consideration that such holder has the right to receive pursuant to Section 2.01(c) and this Article II, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.02(i) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.01(c) and/or Section 2.02(j).  No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c)  No Further Ownership Rights in Company Common Stock.  The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.01(c) and/or Section 2.02(j) and cash in lieu of any fractional shares payable pursuant to Section 2.02(i) paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all declared dividends with a record date prior to the Effective Time that remain unpaid at the Effective Time.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of the Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.01(c) and/or Section 2.02(j) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(i)) to the holder thereof as provided in this Article II.

(d)  Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for, and Parent and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.01(c) and/or Section 2.02(j) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(i)) pursuant to the provisions of this Article II.

(e)  No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, cash, dividends or other distributions from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.01(c) and/or Section 2.02(j) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(i)) would escheat to or become the property of any Governmental Entity, any such Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.01(c) and/or Section 2.02(j) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(i)) shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f)  Investment of Exchange Fund.  The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available) and, in any such case, no instrument or investment shall have a maturity exceeding three months.  Any interest and other income resulting from such investments shall be paid solely to Parent.  To the extent there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall or shall cause Sub to promptly replace or restore the cash in the Exchange Fund so that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to fully satisfy such cash payment obligations.  Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration as provided herein.

(g)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends or other distributions payable with respect thereto pursuant to Section 2.01(c) and/or Section 2.02(j) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(i).

(h)  Withholding Rights.  Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Restricted Stock or any holder of a Company Stock Option or Company Performance Based Retention Incentive Award or any participant in the Company ESPP such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law.  For the avoidance of doubt, withholding with respect to the total amount of consideration paid hereunder may be made (x) from the Cash Consideration or (y) in part from the Cash Consideration and in part from the Stock Consideration (valuing the Parent Common Stock based on the Average Parent Stock Price); provided, however, that to the extent withholding is done in part from the Cash Consideration and in part from the Stock Consideration, the withholding shall be done ratably from the Cash Consideration and the Stock Consideration, except as required by applicable Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, the holder of shares of Company Restricted Stock or the holder of the Company Stock Option or the holder of the Company Performance Based Retention Incentive Award or the participant in the Company ESPP, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

(i)   No Fractional Shares. No certificates or scrip representing fractional shares or book-entry credit of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or upon the conversion of shares of Company Common Stock in book-entry form, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.  Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (rounded to the nearest cent) equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder and all shares of Company Common Stock in book-entry form formerly held by such holder that are converted) would otherwise be entitled by (B) Average Parent Stock Price.  The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.

(j)   Distributions with Respect to Unexchanged Shares of Parent Common Stock.  (i)  No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(i), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II. Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(i) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(ii)  Holders of shares of Company Common Stock in book-entry form who are entitled to receive shares of Parent Common Stock shall be paid (A) at the time of payment of such Parent Common Stock, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(i) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment of Parent Common Stock and a payment date subsequent to the time of such payment payable with respect to such shares of Parent Common Stock.

(k)  Uncertificated Shares. In the case of any outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Section 2.02 as are necessary or appropriate to implement the same purpose and effect that this Section 2.02 has with respect to shares of Company Common Stock that are represented by Certificates.

SECTION 2.03.  Company Equity Awards.  (a)  As soon as reasonably practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering any Company Stock Plan) shall adopt such resolutions and take such other actions as may be required to provide that:

 (i) unless otherwise agreed between the applicable holder and Parent and with the prior written consent of the Company, immediately prior to the Effective Time, each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, shall be net exercised for that number of whole and fractional shares of Company Common Stock, with such whole shares being treated as issued and outstanding as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including Section 2.01(c)) and such fractional shares being paid to the holder in cash (based on the Fair Market Value (as such term is defined in the Company’s 2008 Omnibus Incentive Plan) of Company Common Stock as of immediately prior to the Effective Time), equal to (A) the number of shares of Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time minus (B) the number of shares of Company Common Stock with a Fair Market Value (as such term is defined in the Company’s 2008 Omnibus Incentive Plan) as of immediately prior to the Effective Time equal to the sum of (I) the aggregate exercise price of such Company Stock Option and (II) any taxes required to be deducted and withheld under the Code and other applicable Laws in connection with such settlement.  Notwithstanding the foregoing, any Company Stock Options that have a per share exercise price that is equal to or greater than the Fair Market Value (as such term is defined in the Company’s 2008 Omnibus Incentive Plan) of a share of Company Common Stock as of immediately prior to the Effective Time shall be canceled and terminated without consideration as of the Effective Time.  For the avoidance of doubt, any consideration payable with respect to Company Stock Options and the shares of Company Common Stock issued in respect thereof pursuant to this Section 2.03(a)(i) (the “Option Amount”) shall be paid out of the Exchange Fund in accordance with Section 2.02, without interest; and

(ii) unless otherwise agreed between the applicable holder and Parent and with the prior written consent of the Company, immediately prior to the Effective Time, each share of Company Restricted Stock that is then outstanding shall vest in full and become free of restrictions as of the Effective Time (assuming, in the case of any such share of Company Restricted Stock that is subject to performance-based vesting (other than those referred to in the last sentence of this Section 2.03(a)(ii)), attainment of all applicable performance goals at the target goal) and, at the Effective Time, shall be canceled and converted into the right to receive the Merger Consideration (the “Restricted Stock Consideration”) in accordance with Section 2.01(c).  For the avoidance of doubt, the Restricted Stock Consideration shall be paid out of the Exchange Fund in accordance with Section 2.02, without interest, and, any dividends accrued pursuant to the terms of any such share of Company Restricted Stock that is outstanding immediately prior to the Effective Time and that are unpaid as of the Effective Time shall be paid in cash, without interest, by the Company to the holder thereof as promptly as practicable following, but in no event later than ten business days after, the Effective Time in accordance with the Company’s payroll procedures.  For the avoidance of doubt, no Restricted Stock Consideration shall be payable with respect to Company Restricted Stock subject to performance-based vesting and with respect to which the applicable performance period shall have ended prior to, and without regard to the occurrence of, the Effective Time without attainment of applicable performance goals, and each such share of Company Restricted Stock shall be forfeited without consideration immediately prior to the Effective Time.

(b)  With respect to the ESPP, each participant’s accumulated Participant Contributions and Matching Contributions (as such terms are defined in the ESPP, and including all Matching Contributions that are payable with respect to Participant Contributions made prior to the Effective Time and that would otherwise have been credited to such participant’s Account (as such term is defined in the ESPP) following the Effective Time based on such participant’s continued employment following the Effective Time (such Matching Contributions, the “Designated Matching Contributions”)) shall be treated as follows:  (i) all Participant Contributions and Matching Contributions (other than Designated Matching Contributions) shall be used to purchase shares of Company Common Stock immediately prior to the Effective Time in accordance with the terms of the ESPP, and the shares of Company Common Stock purchased thereunder shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) (which shall be paid out of the Exchange Fund in accordance with Section 2.02, without interest) and (ii) all Designated Matching Contributions shall, to the extent that shares of Company Common Stock have not been purchased with respect thereto prior to the Effective Time, be paid to the participant in cash as promptly as practicable following, but in no event later than ten business days after, the Effective Time, without interest, and Parent shall cause the payments in respect of Designated Matching Contributions to be made by the Surviving Corporation in accordance with the Company’s payroll procedures.  The Company shall cause the ESPP to terminate at the Effective Time, and, effective immediately following the earlier of (i) the Effective Time and (ii) the first Quarter End (as such term is defined in the ESPP) immediately following the date hereof, all Participation Contributions shall cease and no further purchase rights (other than accrued Matching Contributions) shall be (x) granted or (y) permitted to be exercised under the ESPP thereafter; provided, that any amounts credited to a participant’s Account as of immediately prior to the Effective Time that are insufficient to purchase a whole share of Company Common Stock immediately prior to the Effective Time shall be distributed in cash to such participant as promptly as practicable following, but in no event later than ten business days after, the Effective Time.  Further, the Company shall amend the Company ESPP to provide that as of the date hereof no participant may elect to increase his or her rate of Participant Contributions and no additional employees may become participants in the Company ESPP.  As of the date hereof, the Company has suspended all Matching Contributions under the ESPP and, prior to the Effective Time without the prior written consent of Parent, the Company agrees not to reinstate any Matching Contributions under the ESPP.

(c)  Unless otherwise paid in accordance with its terms prior to the Effective Time, each outstanding Company Performance-Based Retention Incentive Award (as set forth in Section 2.03(c) of the Company Disclosure Letter) shall, immediately prior to the Effective Time, vest in full and become free of restrictions and, at the Effective Time, each such Company Performance-Based Retention Incentive Award shall be canceled and the holder thereof shall be entitled to receive a cash payment equal to the amount payable in respect thereof based on attainment of the applicable Performance Objective (as such term is defined in the applicable award agreement) at maximum level (the “Retention Incentive Award Consideration”), provided, that the Retention Incentive Award Consideration shall be paid as promptly as practicable following, but in no event later than ten business days after, the Effective Time, without interest, and Parent shall cause the Surviving Corporation to make such payments in accordance with the Company’s payroll procedures.

ARTICLE III

Representations and Warranties

SECTION 3.01.  Representations and Warranties of the Company.  Except (i) as disclosed in the body of (i.e., not including exhibits) any report, schedule, form, statement or other document filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) since January 1, 2011 by the Company and publicly available prior to the date of this Agreement (collectively, the “Company Filed SEC Documents”) (excluding any risk factor disclosures and other forward looking statements, in each case that are not statements of historical fact) or (ii) as set forth in the Company Disclosure Letter (it being understood that any information set forth in one Section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent in light of the context and content of the disclosure that such information is relevant to such other Section or subsection), the Company represents and warrants to Parent and Sub as follows:

(a)  Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has made available to Parent prior to the execution of this Agreement a true and complete copy of the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”) and the comparable organizational documents of each of its Subsidiaries and each other person in which the Company owns, directly or indirectly, any equity interest, in each case as in effect on the date of this Agreement.

(b)  Subsidiaries.  Section 3.01(b) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) each Subsidiary of the Company, (ii) each other person in which the Company owns, directly or indirectly, any equity interest and (iii) the type, amount and percentage outstanding of each equity security so owned and the jurisdiction of organization thereof. All of (x) the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company and (y) to the Knowledge of the Company, the outstanding shares of capital stock, or other equity interests, in any other Person owned, directly or indirectly, by the Company have, in all cases, been validly issued and are fully paid and nonassessable, and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances, adverse claims and interests, or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens.  Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any person.

(c)  Capital Structure.  The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”).  At the close of business on May 24, 2013, (i) (A) 86,996,616 shares of Company Common Stock were issued and outstanding (which number includes 1,764,818 shares of Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, together with any similar shares issued after May 24, 2013, the “Company Restricted Stock”)) and (B) 12,195,108 shares of Company Common Stock held by the Company in its treasury, (ii) 5,860,460 shares of Company Common Stock were subject to outstanding options (other than rights under the Company’s Employee Stock Purchase Plan (such plan, the “ESPP” and, along with the Company’s 2008 Omnibus Incentive Plan, the “Company Stock Plans”)) to acquire shares of Company Common Stock from the Company (such options, together with any similar options granted after May 24, 2013, the “Company Stock Options”) and (iii) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury.  Except as set forth above, at the close of business on May 24, 2013, no shares of capital stock or other voting securities of the Company were issued or outstanding.  Since May 24, 2013 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of outstanding Company Stock Options and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, except for rights pursuant to the ESPP and under the Company’s 401(k) Profit Sharing Plan (the “Company 401(k) Plan”).  All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).  Except for any obligations pursuant to this Agreement, the ESPP, the Company 401(k) Plan or as otherwise set forth above, as of May 24, 2013, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (2) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock or otherwise based on the performance or value of shares of capital stock of the Company or any of its Subsidiaries.  As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants or other rights to acquire shares of capital stock of the Company or any such Subsidiary, other than as described above pursuant to the Company Stock Plans and pursuant to the Company 401(k) Plan.  Section 3.01(c) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Indebtedness for borrowed money of the Company and its Subsidiaries (other than any such Indebtedness owed to the Company or any of its Subsidiaries, letters of credit and any other such Indebtedness with an aggregate principal amount not in excess of $2.5 million individually) outstanding on the date of this Agreement.

(d)  Authority; Noncontravention.

 (i)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger Transactions, subject, in the case of the Merger, to receipt of the Company Stockholder Approval.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The Board of Directors of the Company duly, validly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other Merger Transactions, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other Merger Transactions on the terms and subject to the conditions set forth herein, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

(ii)  The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created in connection with the Financing or otherwise from any action taken by Parent or Sub or any of their respective Affiliates), any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any contract, license, lease, sublease, indenture, note, bond mortgage or other legally binding agreement, instrument or obligation, whether written or unwritten, that is in force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (2) any statute, law, ordinance, rule, regulation, common law, code, injunction, order, judgment, ruling, decree, writ, governmental guideline or interpretation having the force of law or permit or regulation of any Governmental Entity (collectively, “Law”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state, local or foreign government, any court of competent jurisdiction, any administrative, regulatory (including any stock exchange) or other governmental agency, commission, branch or authority or other governmental entity or body (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other Transactions, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (II) the filing with the SEC of (x) the Joint Proxy Statement and the Form S-4 and (y) such reports under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the Transactions, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (IV) any filings required under the rules and regulations of the New York Stock Exchange, (V) any filings required by and receipt of any applicable consents or approvals from the New York State Department of Financial Services (“NYSDFS”) and, except to the extent that an applicable exemption applies, the California Department of Insurance (“CDI”), (VI) any filings required by and receipt of any applicable consents or approvals from any Governmental Entity set forth on Section 3.01(d) of the Company Disclosure Letter and (VII) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected (x) to have a Material Adverse Effect or (y) to prevent or materially impair or delay the Company from performing its obligations under this Agreement in any material respect.

(e)  SEC Documents; Financial Statements.

 (i)  The Company has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since January 1, 2011 (the “SEC Documents”).  As of their respective dates of filing, or, in the case of SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective effective dates, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date hereof, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each SEC Document that is a registration statement, as amended, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. The Company has made available to Parent all material correspondence with the SEC since January 1, 2011 and, as of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company Filed SEC Documents and, to the Knowledge of the Company, as of the date of this Agreement, none of the Company Filed SEC Documents is the subject of any ongoing review by the SEC.

(ii)  The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments, none of which adjustments are expected to be material).

   (iii)  Since January 1, 2011, subject to any applicable grace periods, the Company has been and is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange, except in each case for any such noncompliance that has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   (iv)  (A) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (B) the Company has disclosed since January 1, 2011, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from January 1, 2011 to the date of this Agreement. The Company’s principal executive officer and principal financial officer have made, with respect to the Company SEC Documents, all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. The Company has not identified any material weaknesses in the design or operation of the internal controls over financial reporting. Neither the Company nor any of the Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act.

(v)  Except (A) as reflected, accrued or reserved against in (x) the Company’s consolidated balance sheet as of December 31, 2012 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2012, or (y) the Company’s consolidated balance sheet as of March 31, 2013 (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended March 31, 2013, (B) for liabilities or obligations incurred in the ordinary course of business since March 31, 2013, (C) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or unmatured or otherwise, of a nature required by GAAP to be disclosed, reserved or reflected in a consolidated balance sheet or the notes thereto, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)  Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of Parent and at the time of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub. The Joint Proxy Statement will, with respect to information regarding the Company, comply as to form in all material respects with the requirements of the Exchange Act.

(g)  Absence of Certain Changes or Events.  Since March 31, 2013, (i) there has not been any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect, (ii) the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course of business consistent with past practice and (iii) through the date of this Agreement, there has not been:

 (i) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any capital stock or other equity interest of the Company or any of its Subsidiaries, except for (A) regular quarterly cash dividends on Company Common Stock of $0.10 per share and (B) any dividend or distribution by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary thereof;

(ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

   (iii) any purchase, repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares or other equity interests, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan, (D) the acquisition by the Company of Company Stock Options and shares of Company Restricted Stock in connection with the forfeiture of such awards, (E) the acquisition by the Company of Company Common Stock in connection with the exercise of rights under the ESPP and (F) the acquisition by the Company of Company Common Stock pursuant to Company Common Stock repurchase plans approved by the Board of Directors of the Company;

   (iv) (1) any grant to any present or former director, executive officer or employee of the Company of any material increase in compensation or benefits, other than in the ordinary course of business consistent with past practice with respect to non-executive officer employees, (2) any grant to any present or former director, executive officer or employee of the Company of any material increase in severance or termination pay, other than in the ordinary course of business consistent with past practice with respect to non-executive officer employees, (3) any entry by the Company into any employment, consulting, severance or termination agreement with any director, executive officer or employee of the Company, other than agreements entered into in the ordinary course of business consistent with past practice with an individual with annual target cash compensation not in excess of $250,000, (4) any loan or advance of money or other property by the Company or any of its Subsidiaries to any present or former director, executive officer or employee (other than advances of business and travel expenses) or (5) any grant of any equity or equity-based awards;

(v) any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

   (vi) any material tax election made by the Company or any of its Subsidiaries, any closing agreement, settlement or compromise of any proceeding with respect to any material tax claim or assessment relating to the Company or any of its Subsidiaries or the surrender of any right to claim a material refund of taxes, other than in the ordinary course of business consistent with past practice;

  (vii) any amendment to the Company Certificate of Incorporation or the Company Bylaws;

 (viii) any settlement of any material claim, investigation, proceeding or litigation (or any material portion thereof), in each case made or pending against the Company or any of its Subsidiaries;

(ix) entry into or material modification of any existing Company Regulatory Agreement, except as required by applicable Law;

 (x) any adoption or entry into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or any merger or consolidation by the Company; or

(xi) any commitment or agreement to take any of the foregoing actions.

(h)  Litigation.  There is no suit, action, claim, arbitration, mediation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  There is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other injunction, order, judgment, ruling, decree, writ or enforcement action issued by, or is a party to any written commitment letter or similar undertaking to, or is subject to any directive by, or has been since January 1, 2011, a recipient of any supervisory letter from, or has been ordered to pay any material civil money penalty by, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2011 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement, except, in each case, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Since January 1, 2011, neither the Company nor any of its Subsidiaries has received any notice alleging any non-compliance or violations of Law from, or any notice of any actual or pending investigations by, any Governmental Entity, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(i)   Contracts.  Except for this Agreement, each Company Benefit Plan and each Company Benefit Agreement set forth in Section 3.01(l) of the Company Disclosure Letter and for the Contracts filed (or incorporated by reference) as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 25, 2013, or the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed with the SEC on April 26, 2013, Section 3.01(i) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent or THL true and complete copies, of:

 (i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) each Contract to which the Company or any of its Subsidiaries is a party that (A) materially restricts the ability of the Company or any of its Subsidiaries to engage or compete in any business or to compete with any person in any geographical area and (B) is material to the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be canceled, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;

   (iii) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $2.5 million, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries and any letters of credit;

   (iv) each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $5 million in any fiscal year period, except for any such Contract that may be canceled, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;

(v) each Contract to which the Company or any of its Subsidiaries is a party with any of the 25 largest customers of the Company (on a consolidated basis and based on revenue for the year ended December 31, 2012);

   (vi) each Contract to which the Company or any of its Subsidiaries is a party for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $2.5 million, except for acquisitions and dispositions of properties and assets in the ordinary course of business (including acquisitions of supplies and acquisitions and dispositions of inventory);

  (vii) each treaty, agreement or other Contract for reinsurance entered into other than in the ordinary course of business consistent with past practice;

 (viii) each Contract providing for any license granted (A) by a third party to the Company or any of its Subsidiaries for Material Intellectual Property, other than non-exclusive, “click-through”, “shrink-wrapped” or other commercially available off-the-shelf software, or (B) by the Company or any of its Subsidiaries of Material Intellectual Property to any third party, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice;

(ix) each Contract that provides for any payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries or all or substantially all of their assets, other than any Company Benefit Plan or any Company Benefit Agreement set forth in Section 3.01(l) of the Company Disclosure Letter;

 (x) each Contract of the Company or any of its Subsidiaries that is a joint venture or partnership agreement related to the formation, creation, operation or management of any joint venture or partnership that is material to the Company and its Subsidiaries, taken as a whole;

(xi) each Contract of the Company or any of its Subsidiaries that grants any right of first refusal or right of first offer or similar right with respect to any assets or businesses of the Company and its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole;

   (xii) each material Contract of the Company or any of its Subsidiaries that contains a “most favored nation” or other term providing preferential pricing or treatment to a third party; and

  (xiii) each Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Each such Contract described in clauses (i) through (xiii) above is referred to herein as a “Specified Contract”.  Each of the Specified Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is no default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except for such defaults and events as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)  Compliance with Laws.  Each of the Company and its Subsidiaries is (and since January 1, 2011 or, if later, its respective date of formation or organization, has been) in compliance with all Laws applicable to its business or operations and all internal and posted policies related to the data privacy of third parties (including customers and clients of the Company and its Subsidiaries), except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Each of the Company and its Subsidiaries has (and since January 1, 2011 or, if later, its respective date of formation or organization, has had) in effect all approvals, authorizations, registrations, licenses, exemptions, permits, franchises, tariffs, grants, easements, variances, exceptions, certificates, orders and consents of Governmental Entities (collectively, “Authorizations”) necessary for it to own, lease and operate their properties and assets and to conduct their business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  The Company and its Subsidiaries are not in violation or breach of, or default under, any Authorization, and, to the Knowledge of the Company, no suspension or cancellation of any Authorization is pending or threatened, except where such violation, breach, default, suspension or cancellation would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Authorization (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of the Company, each person with whom the Company or any of its Subsidiaries has entered into a written agreement to perform the duties of title insurance agent, at the time such person wrote, sold or produced title insurance business, or performed such other act for or on behalf of the Company or such Subsidiary that may require an agent’s or other insurance license, was duly licensed and appointed, where required, for the type of business written, sold or produced by such person, in the particular jurisdiction in which such person wrote, sold, produced, solicited or serviced such business, as may be required by any applicable Law, except in each such case where the failure to be so licensed or appointed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. This Section 3.01(j) does not relate to environmental matters, which are the subject of Section 3.01(p), labor and employment matters, which are the subject of Section 3.01(k), employee benefit matters, which are the subject of Section 3.01(l), and tax matters, which are the subject of Section 3.01(m).

(k)  Labor and Employment Matters.  (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and, to the Knowledge of the Company, there are not any union organizing activities concerning any employees of the Company or any of its Subsidiaries and (ii) there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, in each case of clauses (i) and (ii), as of the date of this Agreement and, following the date of this Agreement that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.  The Company is in compliance with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, other than instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company and its Subsidiaries have not closed any plant or facility or effectuated any layoffs of employees since January 1, 2011 without complying in all material respects with all applicable Laws, including the Worker Adjustment and Retraining Notification Act (and any similar state or local statutes, rules or regulations).

(l)   Employee Benefit Matters.  (i)  Section 3.01(l)(i) of the Company Disclosure Letter sets forth a complete and accurate list of (x) each Company Benefit Plan and (y) each Company Benefit Agreement with an individual with annual target cash compensation in excess of $250,000, in each case, in effect as of the date of this Agreement.  With respect to each such Company Benefit Plan and such Company Benefit Agreement, the Company has made available to Parent complete and accurate copies of (A) such Company Benefit Plan or Company Benefit Agreement, including any amendment thereto, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the most recent Internal Revenue Service determination letter and (E) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any).

(ii)  Except for instances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Company Benefit Plan and Company Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, (B) no event has occurred and, to the Knowledge of the Company, no condition exists that would subject the Company or any of its Subsidiaries, either directly or indirectly by reason of their affiliation with any Commonly Controlled Entity, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations, (C) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan and (D) each of the Company and its Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to Company Benefit Plans and Company Benefit Agreements.

   (iii)  With respect to any Company Benefit Plan and Company Benefit Agreement, (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are, to the Knowledge of the Company, pending or threatened relating to or otherwise in connection with such Company Benefit Plan or Company Benefit Agreement, assets thereof, or fiduciaries or parties-in-interest, as defined under ERISA and (B) to the Knowledge of the Company, no administrative investigations, audits or other administrative proceedings by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Entity is pending, or threatened that, in each of clauses (A) or (B), are or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

   (iv)  None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has, within the past six years, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any liability under, any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (as defined in Section 4001 of ERISA).  Neither the Company, its Subsidiaries nor any Commonly Controlled Entity has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(v)  The Company has no liability for providing health, medical or life insurance or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Laws), except for any liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

   (vi)  Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has been operated in good faith compliance with Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance.

  (vii)  All Company Stock Options have been granted having a per share exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of the underlying stock on the date the Company Stock Option was granted, and have not otherwise been modified within the meaning of Section 409A of the Code and associated Treasury Department guidance.

 (viii)  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service and, to the Knowledge of the Company, as of the date of this Agreement, (i) no revocation of any such determination letter has been threatened in writing (ii) and nothing has occurred and no circumstance exists, whether as a result of any action, any failure to act or otherwise, that would reasonably be expected to cause the loss of such qualification.

(ix)  Except as otherwise expressly provided in this Agreement, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) would reasonably be expected to (A) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to any compensation or material benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or material benefits or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement, (C) result in any material breach or violation of, or material default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or Company Benefit Agreement, (D) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits, or otherwise give rise to any material liability, under any Company Benefit Plan or Company Benefit Agreement or (E) give rise to the payment of any amount that would subject any person to Section 4999 of the Code.

 (x)  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any direct or indirect material liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(xi)  With respect to each Company Performance-Based Retention Incentive Award, (i) the Determination Period (as such term is defined in the applicable award agreement) has elapsed prior to the date hereof and (ii) the applicable Performance Objective (as such term is defined in the applicable award agreement) was certified prior to the date hereof by the Compensation Committee of the Board of Directors as having been attained at maximum level.

(m)  Taxes.  (i)  Each of the Company and its Subsidiaries has filed or has caused to be filed all material tax returns required to be filed by it (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects.  Each of the Company and its Subsidiaries has either paid or caused to be paid all material taxes due and owing by the Company and its Subsidiaries, whether or not shown on such tax returns, or the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve (excluding any reserves for deferred taxes), if such a reserve is required by GAAP, for all material taxes payable by the Company and its Subsidiaries, for all taxable periods and portions thereof ending on or before the date of such financial statements.

(ii)  No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any material taxes (other than (x) taxes that are not yet due and payable or (y) for amounts being contested in good faith and for which a reserve has been established in accordance with GAAP on the most recent financial statements contained in the Company Filed SEC Documents) have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which have not been settled and paid.  All assessments for material taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid.  There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material taxes.

   (iii)  There are no tax Liens upon any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens.

   (iv)  No power of attorney granted by or with respect to the Company or any of its Subsidiaries relating to Taxes is currently in force.  No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(v)  Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income tax return (other than the group to which they are currently members and the common parent of which is the Company), or (B) has any liability for the taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

   (vi)  All material taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by or with respect to the Company or its Subsidiaries have been timely withheld, collected or deposited and paid to the relevant taxing authority.  The Company and its Subsidiaries have complied in all material respects with all tax-related information reporting requirements.

  (vii)  The Company and its Subsidiaries (A) have collected all material sales and use taxes (determined both individually and in the aggregate) required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or have been furnished properly completed exemption certificates and (B) have maintained in all material respects such records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations.

 (viii)  Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any tax allocation or sharing Contract or any Contract that obligates it to make any payment computed by reference to the taxes, taxable income or taxable losses of any other person (other than (A) customary tax indemnifications contained in Contracts the primary purpose of which does not relate to taxes and (B) Contracts solely among the Company and its Subsidiaries).

    (ix)  Neither the Company nor any of its U.S. Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income tax law), (C) installment sale or open transaction disposition made on or prior to the Closing Date or (D) prepaid amount received on or prior to the Closing Date, except, in the case of (C) or (D), in the ordinary course of business consistent with past practice.

 (x)  Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

    (xi)  From January 1, 2010 to the date of this Agreement, none of Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

   (xii)  Neither the Company nor any of its Subsidiaries has engaged in any transaction that gave rise to (A) a registration obligation with respect to any person under Section 6111 of the Code or the regulations thereunder, (B) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder or (C) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

  (xiii)  The term “taxes” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, value added, ad valorem, registration, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, withholdings, duties, levies, imposts, license, registration and other taxes (including any penalties and additions to any such taxes and interest thereon) imposed by any Governmental Entity.  The term “tax return” means any return, statement, report, form or filing, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Entity.

(n)  Title to Properties.  (i)  Section 3.01(n)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property owned by the Company and its Subsidiaries (individually, an “Owned Real Property”).

(ii)  Section 3.01(n)(ii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material leases of real property (the “Real Property Leases”) under which the Company or any of its Subsidiaries is a tenant or a subtenant (individually, a “Leased Real Property”).

   (iii)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid fee title to each Owned Real Property, in each case free and clear of all Liens and defects in title, except for (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (B) Liens for taxes, assessments and other governmental charges and levies that are not due or payable or that may thereafter be paid without interest or penalty and for which adequate reserves have been established in accordance with GAAP, (C) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (D) Liens (other than liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted and (E) zoning, building and other similar codes and regulations (collectively, “Permitted Liens”).

   (iv)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary of the Company has a good and valid title to a leasehold estate in each Leased Real Property, all Real Property Leases are in full force and effect, and neither the Company nor any of its Subsidiaries that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement.

(v)  The Company has made available to Parent true and complete copies of the Real Property Leases.

(o)  Intellectual Property.  (i)  Section 3.01(o) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of all registered Intellectual Property owned by or licensed to the Company or its Subsidiaries and material to the conduct of their business.  The Intellectual Property set forth in Section 3.01(o) of the Company Disclosure Letter is referred to as the “Material Intellectual Property”.  Section 3.01(o) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all jurisdictions in which any such Material Intellectual Property owned by the Company or any of its Subsidiaries is registered or registrations have been applied for and all registration and application numbers.  The registrations for the Material Intellectual Property have not expired and, to the Knowledge of the Company, the Material Intellectual Property is subsisting, valid and enforceable.  The Company or one of its Subsidiaries is the sole and exclusive owner of, or has the legally enforceable right to use, all Material Intellectual Property and all other material Intellectual Property of the Company and its Subsidiaries, free and clear of all Liens except for Permitted Liens and subject to the terms of, including use restrictions in, the license agreements relating to any licensed Material Intellectual Property, and owns or has the right to use all other material Intellectual Property used in the conduct of the Company’s or its Subsidiaries’ business as currently conducted, except as would not in each case, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Subsidiaries has granted any license relating to any Technology that is owned by or licensed to the Company or its Subsidiaries and material to the conduct of their business or Material Intellectual Property, or the marketing or distribution thereof, except for non-exclusive licenses to end-users in the ordinary course of business.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no claims are pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries by any person with respect to the ownership, validity or enforceability of any Material Intellectual Property and, since January 1, 2011 (or its date of formation, if later) to the date of this Agreement, none of the Company or any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries violated any rights relating to Intellectual Property of any person (including cease and desist letters or invitations to take a patent license).

   (iii)  The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain the Material Intellectual Property and the other material Intellectual Property of the Company and its Subsidiaries.

   (iv)  Neither the Company nor its Subsidiaries (i) has disclosed or granted to any person the current or contingent right to access, possess or use any material proprietary source code, other than to customers in the ordinary course of business consistent with past practice, (ii) is currently a party to any source code escrow Contract requiring the deposit of source code of any material proprietary software or providing for access by any person to same, other than with or by customers in the ordinary course of business consistent with past practice, or (iii) has incorporated “open source,” or other software having similar licensing or distribution models (including software licensed pursuant to any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License or MIT, or Apache licenses) (“Open Source”) in, or used Open Source in connection with any material proprietary software (or derived any material proprietary software from any Open Source), in a manner that (A) would subject any material proprietary source code to the terms of an Open Source license, (B) requires the contribution, licensing, provision or public disclosure to any person of any material proprietary source code or (C) imposes material limitations on the Company or its Subsidiaries’ right to require royalty payments with respect to, or restricts further distribution of, such material proprietary software.

(v)  “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to:  any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application, patent right, invention, Technology, processes and designs; any trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name; any copyright, copyright registration, design, design registration, database rights; any software; any internet domain names; trade secrets, know-how, techniques, and confidential or proprietary information; or any right to any of the foregoing.

   (vi)  “Technology” means all trade secrets, confidential information, inventions whether patentable or not, formulae, processes, procedures, research records, records of inventions, test information, data, technology and know-how; data exclusivity; product and regulatory files; and market surveys and marketing information.

(p)  Environmental Matters.  (i)  Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the Company and its Subsidiaries is (and has been since January 1, 2011, or, if later, its respective date of formation or organization) in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) each of the Company and its Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws to conduct its business as presently conducted, and all such Authorizations are valid and in good standing, (C) there are no suits, actions or proceedings pursuant to any Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (D) to the Knowledge of the Company, Hazardous Materials are not, except in compliance with Environmental Law or as used in the ordinary course of business, being used or stored by the Company or any of its Subsidiaries at or on, and there have been no releases or threatened releases of Hazardous Materials at or on, any location, including at or on any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, in each of the above cases, in a manner that would reasonably be expected to give rise to a claim against the Company or any of its Subsidiaries under applicable Environmental Laws (excluding, with respect to currently or formerly leased properties, claims for which none of the Company and any of its Subsidiaries are or would be responsible under the terms of the relevant lease) and (E) neither the Company nor any of its Subsidiaries has contractually assumed, or provided indemnification against, any liability or obligation of any other person under or relating to Environmental Laws (except as provided in leases for real property) that would reasonably be expected to give rise to a claim by such person against the Company or any of its Subsidiaries.

(ii)  The term “Environmental Law” means any Law relating to pollution or protection of the environment or natural resources, including ambient air, soil, surface water or groundwater, natural resources or, as it relates to the exposure to hazardous or toxic materials, human health or safety.

       (iii)  The term “Hazardous Materials” means any substance, waste or material defined or regulated as hazardous, acutely hazardous or toxic or that could reasonably be expected to result in liability under any applicable Environmental Law currently in effect, including petroleum, petroleum products, pesticides, dioxin, polychlorinated biphenyls, asbestos and asbestos-containing materials.

(q)  Insurance.  Section 3.01(q) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date of this Agreement, of all insurance policies (including programs of self-insurance) that are owned or held by the Company or its Subsidiaries (the “Company Insurance Policies”).  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company Insurance Policies provide insurance in such amounts and against such risks as is sufficient to:  (A) comply with applicable Law; (B) satisfy any requirements to purchase insurance under any Contracts; and (C) conduct the business of the Company and its Subsidiaries in the ordinary course in all material respects; (ii) all Company Insurance Policies are in full force and effect, except for any expiration thereof in accordance with the terms thereof; (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any Company Insurance Policy, and there is no existing event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under any Company Insurance Policy; (iv) since January 1, 2011, no written notice of cancellation or termination, or any indication of an intention not to renew, has been received with respect to any Company Insurance Policy, other than in connection with ordinary renewals; and (v) all premiums due and payable on the Company Insurance Policies have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date and other than any nonpayments within any applicable grace period).  To the Knowledge of the Company, (i) except in connection with ordinary renewals of existing Company Insurance Policies, there is no material premium increase pending with respect to any Company Insurance Policy, (ii) since January 1, 2011, the Company and its Subsidiaries have not failed to give notice under any applicable or potentially applicable Company Insurance Policies for all known incidents that occurred before the date hereof, unless such failure would not reasonably be expected to prevent or materially impair the Company’s or any of its Subsidiaries’ ability to recover under such Company Insurance Policies in respect of such incidents and (iii) there is no material claim pending under any Company Insurance Policy as to which coverage has been denied by the underwriters of such policies (it being understood that a reservation of rights or similar notice by an insurer does not constitute a denial), in each case of clauses (i), (ii) and (iii), as of the date of this Agreement and, following the date of this Agreement that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

(r)  Voting Requirements.  Assuming the accuracy of the representations and warranties set forth in Section 3.02(e), the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the Merger Transactions.

(s)  State Takeover Statutes.  Assuming the accuracy of the representations and warranties set forth in Section 3.02(e), the approval of the Board of Directors of the Company of this Agreement, the Merger and the other Merger Transactions represents all the action necessary to render inapplicable to this Agreement, the Merger and the other Merger Transactions, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other Merger Transactions, and no other state takeover statute applies to this Agreement, the Merger or the other Merger Transactions.

(t)   Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.  A true and correct copy of the engagement letters between the Company, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. pursuant to which such fees and expenses are to be paid has been delivered to Parent prior to the date of this Agreement, and such engagement letters have not been subsequently modified, amended, supplemented or waived.

(u)  Opinions of Financial Advisors.  The Board of Directors of the Company has received the separate opinions of each of Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. to the effect that, as of the date of such opinions, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, signed copies of which opinions will promptly be delivered to Parent, solely for informational purposes, following receipt thereof by the Company.

(v)  Title Insurance Matters.

 (i)  Statutory Financial Statements.  The audited financial statements and unaudited interim financial statements of National Title Insurance of New York, Inc. (“NTNY”), in the form included in or filed with any filing required to be submitted to the NYSDFS (including its predecessor agencies) since January 1, 2011 (the “SAP Statements”), (i) were prepared in accordance with statutory accounting practices prescribed or permitted by the NYSDFS, and (ii) fairly present in all material respects the financial position of NTNY as of the dates thereof and its results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, which were not and are not expected to be material in amount).

(ii)  Reserves.  The reserves of NTNY, as reflected in the SAP Statements, and in the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents were determined in accordance with statutory accounting practices and with generally accepted actuarial standards, as required, and comply with the requirements of Section 6405 of the New York Insurance Law in all material respects.

   (iii)  Reinsurance.  All reinsurance treaties or agreements of NTNY are valid, binding and enforceable in accordance with their terms, are in full force and effect and transfer such risk as would be required for such treaties and agreements to be properly accounted for as reinsurance, except as are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  No such treaty or agreement contains any provision providing that the other party thereto may terminate or amend such treaty or agreement by reason of the Transactions.  NTNY and the Company are entitled to take full credit in their respective financial statements pursuant to applicable Laws for all reinsurance ceded pursuant to any reinsurance treaty or agreement to which NTNY is a party.

(w)  No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.01, each of Parent and Sub acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Sub in connection with the Transactions.  Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Sub or any other person resulting from the distribution to Parent or Sub, or Parent’s or Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Sub in certain “data rooms” or management presentations in expectation of the Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Section 3.01.

SECTION 3.02.  Representations and Warranties of Parent and Sub.  Except (i) as disclosed in the body of (i.e., not including exhibits) any report, schedule, form, statement or other document filed with, or furnished to, the SEC since January 1, 2011 by Parent and publicly available prior to the date of this Agreement (collectively, the “Parent Filed SEC Documents”) (excluding any risk factor disclosures and other forward looking statements, in each case that are not statements of historical fact) or (ii) as set forth in the Parent Disclosure Letter (it being understood that any information set forth in one Section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent in light of the context and content of the disclosure that such information is relevant to such other Section or subsection), Parent and Sub represent and warrant to the Company as follows:

(a)  Organization, Standing and Corporate Power.  Each of Parent and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted.  Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Company prior to the execution of this Agreement a true and complete copy of the Amended and Restated Certificate of Incorporation of Parent (the “Parent Certificate of Incorporation”) and the Amended and Restated Bylaws of Parent (the “Parent Bylaws”) and the comparable organizational documents of Sub and each of Parent’s “significant subsidiaries” (as such term is defined in Rule 1-02(w) of Regulation S-X under the Exchange Act), in each case as in effect on the date of this Agreement.

(b)  Capital Structure.  The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”).  At the close of business on May 24, 2013, (i) (A) 227,603,627 shares of Parent Common Stock were issued and outstanding (which number includes 8,497,611 shares of Parent Common Stock subject to vesting or other forfeiture conditions or repurchase by Parent (such shares, together with any similar shares issued after May 24, 2013, the “Parent Restricted Stock”)) and (B) 41,395,513 shares of Parent Common Stock held by the Company in its treasury, (ii) 8,497,611 shares of Parent Common Stock were subject to outstanding options (other than rights under Parent’s Employee Stock Purchase Plan (such plan, the “Parent ESPP” and, along with Parent’s 2005 Omnibus Incentive Plan, the “Parent Stock Plans”)) to acquire shares of Parent Common Stock from Parent (such options, together with any similar options granted after May 24, 2013, the “Parent Stock Options”) and (iii) no shares of Parent Preferred Stock were issued or outstanding or held by Parent in its treasury.  Except as set forth above, at the close of business on May 24, 2013, no shares of capital stock or other voting securities of Parent were issued or outstanding.  Since May 24, 2013 to the date of this Agreement, (x) there have been no issuances by Parent of shares of capital stock or other voting securities of Parent, other than issuances of shares of Parent Common Stock pursuant to the exercise of outstanding Parent Stock Options and (y) there have been no issuances by Parent of options, warrants, other rights to acquire shares of capital stock of Parent or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Parent Common Stock, except for rights pursuant to the Parent ESPP and under Parent’s 401(k) Profit Sharing Plan (the “Parent 401(k) Plan”).  All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”).  Except for any obligations pursuant to this Agreement, the ESPP, the Parent 401(k) Plan or as otherwise set forth above, as of May 24, 2013, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (1) obligating Parent or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, Parent or of any of its Subsidiaries or any Voting Parent Debt, (2) obligating Parent or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of Parent Common Stock or otherwise based on the performance or value of shares of capital stock of Parent or any of its Subsidiaries.  As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants or other rights to acquire shares of capital stock of Parent or any such Subsidiary, other than as described above pursuant to the Parent Stock Plans and pursuant to the Parent 401(k) Plan.

(c)  Authority; Noncontravention.  (i)  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the Parent Share Issuance, to receipt of the Parent Stockholder Approval.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and no other corporate proceedings, subject, in the case of the Parent Share Issuance, to receipt of the Parent Stockholder Approval on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The Board of Directors of Parent duly, validly and unanimously adopted resolutions approving this Agreement, the Merger, the other Merger Transactions and approving the proposal to issue shares of Parent Common Stock required to be issued in the Merger pursuant to this Agreement (the “Parent Share Issuance”) at the Parent Stockholders’ Meeting, and resolved to recommend that the stockholders of Parent approve the Parent Share Issuance at the Parent Stockholders’ Meeting (to the extent such approval is required under applicable Law), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

(ii)  The execution and delivery of this Agreement do not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under (other than any such Lien created in connection with the Financing), any provision of (A) the Parent Certificate of Incorporation, the Parent Bylaws or the certificate of incorporation or bylaws of Sub or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any Contract to which Parent or Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (2) any Law applicable to Parent or Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.01(d), no consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions except for (I) the filing of a premerger notification and report form by Parent and Sub under the HSR Act, (II) the filing with the SEC of (x) the Joint Proxy Statement and the Form S-4 and (y) such reports under the Securities Act or the Exchange Act, as may be required in connection with this Agreement and the Transactions, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (IV) any filings required by and receipt of any applicable consents or approvals from the NYSDFS and, except to the extent that an applicable exemption applies, CDI, (V) any filings required under the rules and regulations of the New York Stock Exchange, (VI) any filings required by and receipt of any applicable consents or approvals from any Governmental Entity set forth on Section 3.02(c) of the Parent Disclosure Letter and (VII) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d)  Parent SEC Documents; Financial Statements.

 (i)  Parent has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by Parent since January 1, 2011 (the “Parent SEC Documents”).  As of their respective dates of filing, or, in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective effective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date hereof, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each Parent SEC Document that is a registration statement, as amended, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. Parent has made available to the Company all material correspondence with the SEC since January 1, 2011 and, as of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent Filed SEC Documents and, to the Knowledge of Parent, as of the date of this Agreement, none of the Parent Filed SEC Documents is the subject of any ongoing review by the SEC.

(ii)  The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Parent included in the Parent SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments, none of which adjustments are expected to be material).

   (iii)  Since January 1, 2011, subject to any applicable grace periods, Parent has been and is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange, except in each case for any such noncompliance that has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

   (iv)  (A) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (B) Parent has disclosed since January 1, 2011, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of Parent, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to the Company all such disclosures made by management to Parent’s auditors and audit committee from January 1, 2011 to the date of this Agreement.  Parent’s principal executive officer and principal financial officer have made, with respect to the Parent SEC Documents, all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. Parent has not identified any material weaknesses in the design or operation of the internal controls over financial reporting. Neither Parent nor any of the Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act.

(v)  Except (A) as reflected, accrued or reserved against in (x) Parent’s consolidated balance sheet as of December 31, 2012 (or the notes thereto) included in Parent’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2012, or (y) Parent’s consolidated balance sheet as of March 31, 2013 (or the notes thereto) included in Parent’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended March 31, 2013, (B) for liabilities or obligations incurred in the ordinary course of business since March 31, 2013, (C) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or unmatured or otherwise, of a nature required by GAAP to be disclosed, reserved or reflected in a consolidated balance sheet or the notes thereto, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)  Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of Parent and at the time of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company. The Form S-4 and the Joint Proxy Statement will, with respect to information regarding Parent, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively.

(f)  Absence of Certain Changes or Events.  Since March 31, 2013, (i) there has not been any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Parent Material Adverse Effect and (ii) Parent and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course of business consistent with past practice.

(g)  Financing.  (a)  Parent has delivered to the Company true and complete copies of (i) an executed commitment letter from each of Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P. (collectively, “THL”) (such commitment letter together with the Stock Purchase Agreement (as defined in such commitment letter) and the other agreements contemplated by such commitment letter or the Stock Purchase Agreement, the “Initial Equity Financing Letter”) to make an equity investment in Black Knight Financial Services, Inc., a Subsidiary of Parent and the parent company of Sub (“NewCo”), subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Initial Equity Financing”), and (ii) an executed commitment letter and Redacted Fee Letter from the financial institutions identified therein (collectively, the “Initial Debt Financing Commitment” and, together with the Initial Equity Financing Commitments, the “Initial Financing Commitments”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Initial Debt Financing” and, together with the Initial Equity Financing, collectively referred to as the “Initial Financing”).  For purposes of this Section 3.02(g), in the event that Parent obtains Additional Financing Commitments, the representations and warranties set forth in this Section 3.02(g) shall be deemed to be made with respect to both the Initial Financing Commitments and the Additional Financing Commitments; provided that with respect to the Additional Financing Commitments and the Additional Financing, references to the “date of this Agreement” or the “date hereof” shall be deemed to be references to the “date of the Adjustment Notice”.  As of the date hereof, neither of the Equity Financing Commitments nor the Debt Financing Commitment has been amended or modified, no such amendment or modification is contemplated (other than amendments or modifications permitted by Section 5.09(a)), and none of the respective obligations and commitments contained in such letters have been withdrawn, terminated or rescinded in any respect.  Parent or Sub has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date of this Agreement.  Assuming (A) the Financing is funded in accordance with the Financing Commitments, (B) the accuracy in all material respects of the representations and warranties set forth in Section 3.01(c) as of the date hereof and (C) compliance in all material respects by the Company with its covenants and agreements under Section 4.01(a), the net proceeds contemplated by the Financing Commitments, together with Parent and Company cash on hand, will in the aggregate be sufficient for Parent, Sub and the Surviving Corporation to pay the aggregate Cash Consideration, all requisite payments of cash in lieu of fractional shares pursuant to Section 2.01(i), all requisite payments of dividends or other distributions pursuant to Section 2.01(c) and/or Section 2.02(j), Restricted Stock Consideration, Option Payments, payments in respect of the Designated Matching Contributions and the Retention Incentive Award Consideration (and any repayment or refinancing of debt required as a result of the Transactions) and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses of Parent, Sub and the Surviving Corporation (collectively, the “Required Closing Cash Payments”).  As of the date hereof, the Debt Financing Commitment is (x) the legal, valid and binding obligations of Parent and Sub, as applicable, and, to the Knowledge of Parent and Sub, each of the other parties thereto, (y) enforceable in accordance with their respective terms against Parent and Sub, as applicable, and, to the Knowledge of Parent and Sub, each of the other parties thereto, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (z) in full force and effect.  The Equity Financing Commitment is (x) the legal, valid and binding obligation of Parent and Sub and each of the other parties thereto, (y) enforceable in accordance with its terms against the parties thereto, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (z) in full force and effect.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Sub or, to the Knowledge of Parent, any other parties thereto under the Financing Commitments; provided that Parent is not making any representation or warranty regarding the effect of (A) any inaccuracy in the representations and warranties set forth in Article III hereof or (B) the failure by the Company to comply with any covenant or agreement herein, as applicable.  No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Sub or any other parties thereto under the Equity Financing Commitment.  As of the date of this Agreement, assuming satisfaction or (to the extent permitted by Law) waiver of the conditions to Parent’s and Sub’s obligation to consummate the Merger neither Parent nor Sub have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be made available to Parent or Sub on the Closing Date.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments.  As of the date of this Agreement, there are no Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) to which Parent or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Commitments and delivered to the Company prior to the date hereof.  Other than the Initial Equity Financing Letter and, if applicable, the Additional Financing Commitments, there are no Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) between Parent or any of its Affiliates, on the one hand, and THL or any of its Affiliates, on the other hand, which (A) contains additional or adversely modified conditions or other contingencies to the availability of the Equity Financing relative to those contained in the Equity Financing Commitments, (B) would otherwise reasonably be expected to prevent or materially impair or delay the funding of the Equity Financing (or satisfaction of the conditions to the Equity Financing) on the Closing Date or the Closing, (C) adversely impacts the ability of Parent or Sub to enforce its rights against the other parties to the Equity Financing Commitments or (D) reduces the aggregate amount of the Equity Financing set forth in the Equity Financing Commitments.

(h)  Operations and Assets of Sub.  Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger and the other Transactions.  As of the date of this Agreement, Parent owns beneficially and, directly or indirectly, of record all of the outstanding shares of capital stock of Sub, free and clear of all Liens (other than any Liens created pursuant to the Financing), and as of the Closing Date Parent will beneficially own at least a majority of the outstanding shares of capital stock of Sub, free and clear of all Liens (other than any Liens created pursuant to the Financing).

(i)   Ownership of Company Common Stock.  None of Parent, Sub or any of their Subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

(j)   Litigation.  There is no suit, action, claim, arbitration, mediation or proceeding pending or, to the Knowledge of Parent or Sub, threatened against Parent or Sub or any of their respective Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.  There is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding against Parent or Sub or any of their respective Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.  Since January 1, 2011, neither Parent nor Sub nor any of their respective Subsidiaries has received any notice alleging any non-compliance or violations of Law from, or any notice of any actual or pending investigations by, any Governmental Entity, that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(k)  Compliance with Laws.  Each of Parent and its Subsidiaries is (and since January 1, 2011 or, if later, its respective date of formation or organization, has been) in compliance with all Laws applicable to its business or operations and all internal and posted policies related to the data privacy of third parties (including customers and clients of Parents and its Subsidiaries), except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.  Each of Parent and its Subsidiaries has (and since January 1, 2011 or, if later, its respective date of formation or organization, has had) in effect all Authorizations necessary for it to own, lease and operate their properties and assets and to conduct their business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, is not and would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.  Parent and its Subsidiaries are not in violation or breach of, or default under, any Authorization, and, to the Knowledge of Parent, no suspension or cancellation of any Authorization is pending or threatened, except where such violation, breach, default, suspension or cancellation would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.  As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Authorization (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  To the Knowledge of Parent, each person with whom Parent or any of its Subsidiaries has entered into a written agreement to perform the duties of title insurance agent, at the time such person wrote, sold or produced title insurance business, or performed such other act for or on behalf of Parent or such Subsidiary that may require an agent’s or other insurance license, was duly licensed and appointed, where required, for the type of business written, sold or produced by such person, in the particular jurisdiction in which such person wrote, sold, produced, solicited or serviced such business, as may be required by any applicable Law, except in each such case where the failure to be so licensed or appointed has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(l)   Voting Requirements. The affirmative vote of holders of a majority in voting power of the shares of Parent Common Stock represented at the Parent Stockholders’ Meeting or any adjournment or postponement thereof (provided, that at least a majority in voting power of the shares of Parent Common Stock are represented in person or by proxy at such meeting or any adjournment or postponement thereof) (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the Parent Share Issuance and the other Transactions contemplated hereby.

(m)  State Takeover Statutes. Assuming that neither the Company nor any of its Subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Parent Common Stock, no state takeover statute applies to this Agreement, the Merger or the other Merger Transactions.

(n)  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

(o)  Opinion of Financial Advisor.  Parent’s Board of Directors has received the opinions of (x) Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the consideration to be paid in the transaction by Parent is fair, from a financial point of view, to Parent, and (y) J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the consideration to be paid by Parent in the transaction is fair, from a financial point of view, to Parent, a signed copy of which opinions will promptly be delivered to the Company, solely for informational purposes, following receipt thereof by Parent.

(p)  Solvency.  Assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the Transactions and the payment of the aggregate Merger Consideration, Restricted Stock Consideration, Option Payments, Designated Matching Contributions and Retention Incentive Award Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, (ii) the accuracy of the representations and warranties of the Company set forth in Article III hereof in all material respects, (iii) payment of all amounts required to be paid in connection with the consummation of the Transactions (including, in each case, payment of all related fees and expenses) and (iv) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared by them in good faith based upon assumptions that were and continue to be reasonable, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions.  For the purposes of this Agreement, the term “Solvent” when used with respect to any person, means that, as of any date of determination (A) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (1) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (B) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (C) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(q)  No Other Arrangements.  There are no Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (i) between Parent, Sub or any of their Affiliates, on the one hand, and any of the Company’s officers or directors, on the other hand, that relate in any way to the Transactions or were entered into or made in contemplation of any of the Transactions or (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Takeover Proposal, other than, in the case of clauses (i) and (ii) above, those entered into with the prior written consent of the Board of Directors of the Company.

(r)   No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.02, the Company acknowledges that neither Parent nor Sub nor any other person on behalf of Parent or Sub makes any other express or implied representation or warranty with respect to Parent, Sub or any of their respective Subsidiaries or with respect to any other information provided to the Company in connection with the Transactions.  Neither Parent nor Sub nor any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Section 3.02.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01.  Conduct of Business.  (a)  Except as set forth in Section 4.01(a) of the Company Disclosure Letter, expressly contemplated or required by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.  Without limiting the generality of the foregoing, except as set forth in Section 4.01 of the Company Disclosure Letter, expressly contemplated or required by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

 (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (B) the Company’s regular quarterly cash dividends on Company Common Stock, not to exceed, in the case of any such dividend, $0.10 per share (for the avoidance of doubt, the Company shall not pay any interim or special dividend without Parent’s written consent);

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

   (iii) purchase, redeem or otherwise acquire any shares of its or its Subsidiaries’ capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant elections under the Company 401(k) Plan, (D) the acquisition by the Company of Company Stock Options and shares of Company Restricted Stock in connection with the forfeiture of such awards and (E) the acquisition by the Company of Company Common Stock in connection with the exercise of rights under the ESPP, in each case that are outstanding as of the date hereof and in accordance with their present terms;

   (iv) issue, deliver, sell, pledge, dispose of, encumber or subject to any Lien any shares of its capital stock, ownership interests, any other voting securities or any securities convertible into, exercisable or exchangeable for, or any rights, warrants or options (including Company Stock Options) to acquire, any such shares, ownership interests, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (A) upon the exercise of Company Stock Options that are outstanding as of the date hereof, and (B) (x) rights under the ESPP to cause the Company to acquire, in connection with the exercise of such rights, shares of Company Common Stock and (y) rights of participants under the Company 401(k) Plan to cause the trustee thereof to acquire shares of Company Common Stock to satisfy participant elections thereunder, in each case in accordance with their present terms;

    (v) amend the Company Certificate of Incorporation or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company;

   (vi) merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof, if (i) the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $15 million, other than any such action solely between or among the Company and its Subsidiaries or (ii) such action involves the acquisition of a title plant from a third party;

  (vii) sell, license, lease, transfer, assign or otherwise dispose of any of its properties, rights or assets (including capital stock of any Subsidiary of the Company), other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business consistent with past practice, (B) the non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business consistent with past practice, (C) leases and subleases of Owned Real Property and Leased Real Property, and voluntary terminations or surrenders of Real Property Leases, in each case, in the ordinary course of business consistent with past practice and (D) the settlement of claims permitted under clause (xi) below;

 (viii) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any of its properties, rights or assets (including capital stock of any Subsidiary of the Company), other than in the ordinary course of business consistent with past practice under the Company’s existing credit facilities;

    (ix) (A) incur, redeem, prepay, defease, cancel, or, in any material respect, modify any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, agree to pay deferred purchase price for any property (other than extensions of trade credit to customers of the Company and its Subsidiaries in the ordinary course of business consistent with past practice), guarantee, assume or endorse or otherwise as an accommodation become responsible for any such indebtedness or any debt securities or other financial obligations of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than (1) borrowings in the ordinary course of business under the Company’s existing credit facilities and in respect of letters of credit and (2) prepayments of Indebtedness in the ordinary course of business consistent with past practice without prepayment premium or penalty; or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than (1) to any of the Subsidiaries of the Company, (2) pursuant to clause (vi) above or (3) advances of business and travel expenses to employees or advances to customers, in each case under this clause (3) in the ordinary course of business consistent with past practice;

 (x) make any capital expenditures that, in the aggregate, exceed 105% of the aggregate amount of expenditures provided for in the Company’s 2013 capital expenditures plan provided to Parent in writing prior to the date of this Agreement; provided that the Company shall not take any action that is intended to materially accelerate the timing of any such expenditures from one fiscal quarter to an earlier fiscal quarter;

(xi) settle any material claim, investigation, proceeding or litigation, in each case made or pending against the Company or any of its Subsidiaries, other than the settlement of claims, investigations, proceedings or litigation (other than those initiated by a Governmental Entity) in the ordinary course of business consistent with past practice for an amount not in excess of the amount reflected or reserved therefor in the most recent financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents;

   (xii) make any non-monetary settlement of claims, investigations, proceedings or litigation, other than settlements that would not (i) materially impair the operations of the Company and its Subsidiaries, taken as a whole, and (ii) after the Closing Date, would not reasonably be expected to materially impair the operation of the Company and its subsidiaries or Parent and its Subsidiaries, taken as a whole; provided, however, that prior to entering into any non-monetary settlement, the Company shall provide Parent prior notice and an opportunity to comment on such settlement;

  (xiii) except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement set forth on Section 3.01(l)(i) of the Company Disclosure Letter, in each case, in effect on the date of this Agreement or entered into, amended or modified after the date of this Agreement in a manner not in contravention of this Section 4.01(a), (1) grant to any active or former director, officer or employee of the Company or any of its Subsidiaries any increase in compensation, other than (A) increases in the ordinary course of business consistent with past practice to active employees (other than employees with annual target cash compensation in excess of $250,000) that are not material on an individual basis or (B) the payment of earned but unpaid bonuses, (2) grant to any active or former director, officer or employee of the Company or any of its Subsidiaries any increase in severance or termination pay or enter into any severance, termination or similar agreement with any such director, officer or employee, (3) enter into any employment, consulting or similar agreement with any present or former director, officer or employee of the Company or any of its Subsidiaries with annual target cash compensation in excess of $250,000, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan or Company Benefit Agreement if it were in existence as of the date of this Agreement, in any case other than as would be permitted to be entered into under clause (3) above, (5) take any action to accelerate the time of payment or vesting of any compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (6) loan or advance any money or other property to any active or former director, officer or employee of the Company or any of its Subsidiaries (other than advances of business and travel expenses) or (7) hire any new employee into or promote any active employee to, in either case, a position that would constitute an executive officer position at the Company or any of its Subsidiaries (or would otherwise entitle the employee to a target cash compensation level in excess of $400,000); provided, however, that the foregoing clauses (1) and (3) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

  (xiv) make any material change in accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of the Company, other than as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

  (xv) make any material tax election, file any material amended tax return, change any annual tax accounting period, enter into any closing agreement, settle or compromise any proceeding with respect to any material tax claim or assessment relating to the Company or any of its Subsidiaries, or surrender any right to claim a material refund of taxes, other than in the ordinary course of business consistent with past practice;

 (xvi) enter into any new line of business;

    (xvii) materially amend or modify its risk management policies other than in the ordinary course of business consistent with past practice;

   (xviii) amend, cancel, terminate or waive any material provision of any Specified Contract other than in the ordinary course of business or enter into or renew any agreement or binding obligation that (A) is (or, if entered into immediately prior to the date of this Agreement, would be) a Specified Contract under clause (i), (ii), (iii), (iv), (vii), (viii), (ix), (x), (xi), (xii) or (xiii) of Section 3.01(i), other than in the ordinary course of business consistent with past practice, or (B) is with any broker, investment banker, financial advisor or other person described in Section 3.01(t);

  (xix) agree or consent to any agreement or material modifications of any existing agreements with any Governmental Entity that materially impairs the operations of the Company and its Subsidiaries, taken as a whole;

   (xx) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

  (xxi) let lapse, fail to maintain, abandon or cancel any Material Intellectual Property; or

 (xxii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b)  Except as set forth in Section 4.01(b) of the Parent Disclosure Letter, expressly contemplated or required by this Agreement, required by Law or consented to in writing by the Company (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.  Without limiting the generality of the foregoing, except as set forth in Section 4.01 of the Parent Disclosure Letter, expressly contemplated or required by this Agreement, required by Law or consented to in writing by the Company (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

 (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent and (B) Parent’s regular quarterly cash dividends on Parent Common Stock, not to exceed, in the case of any such dividend, $0.16 per share, subject to increase in the ordinary course of business consistent with past practice (for the avoidance of doubt, Parent shall not pay any interim or special dividend without the Company’s written consent);

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

   (iii) issue, deliver, sell, pledge, dispose of, encumber or subject to any Lien any shares of its capital stock, ownership interests, any other voting securities or any securities convertible into, exercisable or exchangeable for, or any rights, warrants or options (including Parent Stock Options) to acquire, any such shares, ownership interests, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (A) as set forth on Section 4.01(b)(iii) of the Parent Disclosure Letter, (B) upon the exercise of Parent Stock Options that are outstanding as of the date hereof, (C) (x) rights under the Parent ESPP to cause Parent to acquire, in connection with the exercise of such rights, shares of Parent Common Stock and (y) rights of participants under the Parent 401(k) Plan to cause the trustee thereof to acquire shares of Parent Common Stock to satisfy participant elections thereunder, in each case in accordance with their present terms and (D) the issuance or grant of Parent Stock Options and Parent Restricted Stock in the ordinary course of business;

   (iv) amend the Parent Certificate of Incorporation or the Parent Bylaws or the comparable organizational documents of any Subsidiary of Parent, except in the case of the organizational documents of Sub, to the extent any such amendment is necessary to consummate any of the Merger Transactions;

(v) make any material change in accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of Parent, other than as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

   (vi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

  (vii) authorize any of, or commit or agree to take any of, the foregoing actions.

(c)  Advice of Changes.  The Company shall promptly give Parent written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 6.02.  Parent shall promptly give the Company written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 6.03.

SECTION 4.02.  Solicitation.  (a)  Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 5:00 p.m., New York City time, on July 7, 2013 (the “Solicitation Period End-Time”), the Company and its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Board of Directors of the Company) to, directly or indirectly, (i) solicit, initiate and encourage, whether publicly or otherwise, Takeover Proposals (except that the reference to 15% in such term will be deemed changed to 50% for purposes of this Section 4.02(a)), including by way of providing access to non-public information (subject to entering into an Acceptable Confidentiality Agreement with each recipient before providing access to such non-public information); provided that the Company shall concurrently provide to Parent any material non-public information concerning the Company or its Subsidiaries that is to be provided to any person given such access which was not previously provided to Parent, and (ii) enter into, engage in and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations or the making of any Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person or group of persons relating to (a) any direct or indirect acquisition or purchase in any manner, in each case whether in a single transaction or a series of transactions, of (1) 15% or more (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company) of the consolidated total assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (2) 15% or more of outstanding shares of Company Common Stock, (b) any tender offer or exchange offer, in each case whether in a single transaction or a series of transactions, that, if consummated, would result in any person or group or persons owning, directly or indirectly, 15% or more of outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, (i) 15% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (ii) businesses or assets that constitute 15% or more of the consolidated revenues, net income or total assets of the Company and its Subsidiaries, other than, in each case, the transactions contemplated by this Agreement.

(b)  Subject to Section 4.02(c) and Section 4.02(e):

 (i)  Except with respect to any bona fide written Takeover Proposal (with the reference to 15% in such term being deemed changed to 50% for purposes of this exception) received after the date hereof and prior to the Solicitation Period End-Time with respect to which the requirements of clauses (i) and (ii) of Section 4.02(c) have been satisfied as of the Solicitation Period End-Time (any person or group of persons so submitting such a Takeover Proposal, together with any other persons that join such person or group of persons, provided that such persons who were members of such group immediately prior to the Solicitation Period End-Time constitute at least 50% of the equity financing of such group at all times following the Solicitation Period End-Time, an “Excluded Party”), the Company shall not and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, from the Solicitation Period End-Time until the Effective Date, (A) solicit, initiate or knowingly encourage the submission of any Takeover Proposal, (B) engage in any discussions or negotiations with respect thereto or (C) otherwise cooperate with or assist or participate in, or facilitate any such Takeover Proposal.  Notwithstanding anything contained in this Section 4.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Takeover Proposal made by such person (1) fails to satisfy the requirements of clauses (i) and (ii) of Section 4.02(c) or (2) is withdrawn, terminates or expires.

(ii)  Except as permitted with respect to an Excluded Party pursuant to Section 4.02(a) or Section 4.02(b)(i), upon the Solicitation Period End-Time, the Company shall immediately cease and cause to be terminated any solicitation, knowing encouragement, discussion or negotiation of or with, or cooperation with, or assistance or participation in, or facilitation of (including by way of providing access to non-public information), any such inquiries, proposals, discussions or negotiations with any person or group of persons conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Takeover Proposal and use commercially reasonable efforts to cause all confidential information provided by or on behalf of the Company, any of its Subsidiaries or any of their respective Representatives to such person or group of persons be returned or destroyed.

(c)  Notwithstanding anything to the contrary contained in Section 4.02(b), but subject to Section 4.02(a) and the last sentence of this paragraph, if at any time following the Solicitation Period End-Time and prior to obtaining the Company Stockholder Approval, (i) the Company has received a written Takeover Proposal from a third party that the Board of Directors of the Company determines in good faith to be bona fide, (ii) the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal, (iii) after consultation with its outside legal counsel, the Board of Directors of the Company determines in good faith that failing to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law and (iv) there has been no material breach of this Section 4.02 in connection with such Takeover Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal, and (B) engage in discussions or negotiations with the person making such Takeover Proposal regarding such Takeover Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such person without first entering into an Acceptable Confidentiality Agreement with such person, and (y) will concurrently provide, in accordance with the terms of the Confidentiality Agreement, to Parent any material non-public information concerning the Company or its Subsidiaries to be provided to such other person which was not previously provided to Parent.  Notwithstanding anything to the contrary contained in Section 4.02(b) or this Section 4.02(c), prior to obtaining the Company Stockholder Approval, the Company shall be permitted to take the actions described in Section 4.02(a) and clauses (A) and (B) above with respect to any Excluded Party, including with respect to any amended or revised proposal submitted by such Excluded Party following the Solicitation Period End-Time that satisfies the requirements of clauses (i) and (ii) of Section 4.02(c), and the restrictions in this Section 4.02(c) shall not apply with respect thereto.

The term “Superior Proposal” means any bona fide Takeover Proposal (with the percentages set forth in the definition thereof changed from 15% to 50%) made in writing that the Board of Directors of the Company determines in good faith is reasonably likely to be consummated and that is on terms which the Board of Directors of the Company determines in good faith (after consultation with the Company’s financial advisor and outside counsel) would be more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all financial, legal, regulatory, financing, certainty and timing of consummation and other aspects of such proposal and of this Agreement (including any changes to the financial and other terms of this Agreement proposed by Parent to the Company prior to the expiration of the applicable periods referred to in Section 4.02(e) below in response to such proposal or otherwise).

(d)  As promptly as practicable after the Solicitation Period End-Time (but in no event more than 24 hours following the Solicitation Period End-Time), the Board of Directors of the Company shall, subject to Section 4.02(e), reaffirm its recommendation that the stockholders of the Company adopt this Agreement and the Company shall (i) notify Parent in writing of the identity of each person, if any, that, in accordance with this Agreement, the Board of Directors of the Company has determined to be an Excluded Party (for the avoidance of doubt, no person shall be an Excluded Party unless the Board of Directors of the Company determines that such party is an Excluded Party on the day of the Solicitation Period End-Time and notifies Parent of such determination within 24 hours of the Solicitation Period End-Time) and (ii) provide Parent with the material terms and conditions of each Takeover Proposal received from any Excluded Party.  From and after the Solicitation Period End-Time, the Company shall as promptly as practicable (but in any event within 24 hours) notify Parent, orally and in writing, in the event that the Company, any of its Subsidiaries or any of their respective Representatives receives (A) any Takeover Proposal or (B) any request for non-public information relating to the Company or any of its Subsidiaries in furtherance of a Takeover Proposal, and in each case shall include in such notice a copy of such Takeover Proposal or request (or, where no such copy exists or is available, a written description thereof that includes the material terms and conditions thereof), including the identity of the person making such Takeover Proposal or request.  The Company shall keep Parent reasonably informed on a prompt basis of the status of such Takeover Proposal or request (including the terms and conditions thereof) and any material developments, discussions and negotiations with respect to any such Takeover Proposal or request (including any material changes thereto).

(e)  Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify or qualify in a manner adverse to Parent), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger or (B) recommend the approval or adoption of, or approve or adopt, declare advisable or publicly propose to recommend, approve, adopt or declare advisable, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement referred to in Section 4.02(a) or Section 4.02(c) (an “Acquisition Agreement”).  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval and subject to compliance with Section 5.06(b), the Board of Directors of the Company may, if the Board of Directors of the Company determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law:  (x) in response to a Superior Proposal or Intervening Event, make an Adverse Recommendation Change or (y) if the Company has complied in all material respects with this Section 4.02, cause the Company to terminate this Agreement and, concurrently with or immediately after such termination, cause the Company to enter into an Acquisition Agreement; provided, however, that (1) no Adverse Recommendation Change may be made and (2) no termination of this Agreement pursuant to this Section 4.02(e) may be made, until after the fifth business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to (x) in the case of clause (1) above, make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or (y) in the case of clause (2) above, terminate this Agreement pursuant to this Section 4.02(e) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, (i) if the basis of the proposed action by the Board of Directors of the Company is a Superior Proposal, the material terms and conditions of such Superior Proposal (including the identity of the person making such Superior Proposal and a copy of the then-current forms of all of the relevant proposed transaction documents related thereto, including definitive agreements with respect to such Superior Proposal and the documents with respect to any financing of such Superior Proposal) or (ii) if the basis of the proposed action by the Board of Directors of the Company is an Intervening Event, a description of the Intervening Event and, unless the Company shall have:

 (i) during the five business day period specified below (and any additional period related to a revision to the Superior Proposal, as provided below), negotiated, and caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) with respect to proposed adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal (or, in the case of a Notice of Adverse Recommendation that is not related to a Superior Proposal, so that the failure to make such Adverse Recommendation Change is no longer inconsistent with the Board of Directors of the Company’s fiduciary duties to stockholders under applicable Law); and

(ii) prior to or concurrently with a termination of this Agreement pursuant to this Section 4.02(e), paid the Company Termination Fee required under Section 5.06(b)(i).

In the event of any revisions to the Superior Proposal the Company shall be required to deliver a new Notice of Superior Proposal and to again comply with the requirements of this Section 4.02(e) with respect to such new Superior Proposal (except that references to the five business day period shall, after the expiration of the initial five business day period, be deemed to be references to a two business day period).  The Company agrees that any violation of this Section 4.02 by the Company, any of its Subsidiaries or any of their respective Representatives shall be deemed to be a material breach of this Agreement by the Company.  In determining whether to make an Adverse Recommendation Change or to cause the Company to so terminate this Agreement pursuant to the terms of this Section 4.02(e), the Board of Directors of the Company shall take into account any changes to the financial and other terms of this Agreement proposed by Parent to the Company in response to a Notice of Adverse Recommendation or Notice of Superior Proposal.  “Intervening Event” means, with respect to either the Company or Parent, a material event or circumstance that was not known or reasonably foreseeable to the board of directors of such party on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by such board of directors as of the date hereof), which event or circumstance, or any consequence thereof, becomes known to the board of directors of such party prior to the time at which such party receives the Company Stockholder Approval or Parent Stockholder Approval, as applicable; provided, however, that in no event shall any of the following constitute an Intervening Event:  (i) any failure to arrange or receive the Financing, or (ii) any change in, or event or condition generally affecting, the industry in which the Company or Parent operates.

(f)  Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties to stockholders under applicable Law; provided that (x) clause (ii) of this Section 4.02(f) shall not be deemed to permit the Board of Directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 4.02(e) except, in each case, to the extent permitted by Section 4.02(e) and (y) in any disclosure made pursuant to clause (i) or (ii) of this Section 4.02(f) (other than any disclosure made in connection with an Adverse Recommendation Change permitted by Section 4.02(e)), the Board of Directors of the Company shall expressly publicly reaffirm its Recommendation to its stockholders in favor of the Merger.

ARTICLE V

Additional Agreements

SECTION 5.01.  Preparation of the Joint Proxy Statement; Stockholders’ Meetings.  (a)  As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall jointly prepare and file with the SEC the joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement”) to be sent to the stockholders of Parent relating to the meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) to be held to consider the Parent Share Issuance and to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger.  Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the Parent Share Issuance; provided that the Company shall be under no obligation to, and Parent and Sub shall not, have the Form S-4 declared effective under the Securities Act prior to the Solicitation Period End-Time.  Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement.  As promptly as practicable after the Form S-4 shall have become effective, each of Parent and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders; provided that the Company shall be under no obligation to mail the Joint Proxy Statement to its stockholders prior to the Solicitation Period End-Time.  No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will made by Parent or the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company.  The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger.

(b)  The Company shall, as promptly as reasonably practicable following the effectiveness of the Form S-4 and subject to applicable Law, the Company Certificate of Incorporation, the Company Bylaws and the rules of New York Stock Exchange, establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting, and submit this Agreement to its stockholders for adoption, for the purpose of obtaining the Company Stockholder Approval; provided that the Company shall be under no obligation to establish a record date for, duly call, give notice of, convene or hold the Company Stockholders’ Meeting prior to the Solicitation Period End-Time.  Subject to the ability of the Board of Directors of the Company to make an Adverse Recommendation Change pursuant to Section 4.02(e), the Company shall, (i) through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Joint Proxy Statement and (ii) use reasonable best efforts to obtain from its stockholders the Company Stockholder Approval in favor of the adoption of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall, to the extent permitted by the Company Certificate of Incorporation and the Company Bylaws and applicable Law, adjourn or postpone the Company Stockholders’ Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting or (ii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.

(c)  Parent shall, as promptly as reasonably practicable following the effectiveness of the Form S-4 and subject to applicable Law, the Parent Certificate of Incorporation, the Parent Bylaws and the rules of New York Stock Exchange, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting for the purpose of obtaining the Parent Stockholder Approval.  Parent shall, through its Board of Directors, recommend to its stockholders approval of the Parent Share Issuance and shall include such recommendation in the Joint Proxy Statement and use reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval, and shall not (i) withdraw (or modify or qualify in a manner adverse to the Company), or publicly propose to withdraw (or modify or qualify in a manner adverse to the Company), such recommendation or (ii) make any other public statement in connection with the Parent Stockholders’ Meeting inconsistent with such recommendation (any action described in clauses (i) or (ii) being referred to herein as a “Parent Adverse Recommendation Change”).  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance with the provisions of this Section 5.01(c), the Board of Directors of Parent may, if the Board of Directors of Parent determines in good faith (after consultation with the Company’s  financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law, make a Parent Adverse Recommendation Change in response to an Intervening Event.  Notwithstanding anything to the contrary contained in this Agreement, Parent shall, to the extent permitted by the Parent Certificate of Incorporation and the Parent Bylaws and applicable Law, adjourn or postpone the Parent Stockholders’ Meeting (i) after consultation with the Company, to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Parent within a reasonable amount of time in advance of the Parent Stockholders’ Meeting or (ii) if as of the time for which the Parent Stockholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting.

(d)  The parties shall use their reasonable best efforts to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting on the same day at the same time.

(e)  Unless this Agreement is validly terminated in accordance with Article VII, the Company shall submit this Agreement to its stockholders for adoption at the Company Stockholders’ Meeting even if the Board of Directors of the Company shall have effected an Adverse Recommendation Change.

(f)  Notwithstanding anything to the contrary in this Agreement, (i) if Parent elects to pay all of the Merger Consideration in cash in accordance with Section 2.01(g), then Parent shall have no obligation to duly call, give notice of, convene and hold the Parent Stockholders’ Meeting and Parent and the Company shall take all actions reasonably necessary to convert the Form S-4 and Joint Proxy Statement to a proxy statement relating to the adoption by the stockholders of the Company of this Agreement and the provisions of this Agreement shall continue to apply mutatis mutandis and (ii) if Parent elects to pay a greater portion of the Merger Consideration in cash in accordance with Section 2.01(g) and as a result Parent and the Company each agree (as reflected in writing) that the Parent Stockholder Approval will thereafter not be required, then Parent shall have no obligation to duly call, give notice of, convene and hold the Parent Stockholders’ Meeting and Parent and the Company shall take all actions reasonably necessary to convert the Form S-4 and Joint Proxy Statement to a Form S-4 and proxy statement relating to the adoption by the stockholders of the Company of this Agreement and the provisions of this Agreement shall continue to apply mutatis mutandis; provided that if Parent and the Company agree not to hold the Parent Stockholders’ Meeting pursuant to this clause (ii), thereafter Parent and its Subsidiaries shall not purchase, redeem or otherwise acquire any shares of Parent Common Stock if, as a result of such purchases, redemptions and other acquisitions (individually or in the aggregate), the Parent Stockholder Approval would be required by applicable Law..

SECTION 5.02.  Access to Information; Confidentiality.  Each of the Company, Parent, Sub and their respective officers, employees, accountants, counsel, consultants, financial advisors and other Representatives and sources of Debt Financing and Equity Financing, shall afford to each other reasonable access during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees of the Company or Parent or their respective Subsidiaries, as applicable, to whom such persons reasonably request access, and, during such period, each of the Company and Parent shall furnish, as promptly as practicable to such persons all information concerning its and its Subsidiaries’ business, properties and personnel as such persons may reasonably request.  Notwithstanding the foregoing, neither the Company nor Parent nor any of their respective Subsidiaries shall be required to provide access to or disclose information if the Company or Parent, as applicable, reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company, Parent or any of their respective Subsidiaries, as applicable, or contravene any Law to which the Company, Parent or any of their respective Subsidiaries, as applicable, is a party; provided that, in any such case, the Company or Parent, as applicable, shall provide such information in redacted form as necessary to preserve such privilege or comply with such Law or otherwise make appropriate substitute disclosure arrangements, to the extent possible.  Except for disclosures expressly permitted by the terms of the confidentiality letter agreement dated as of April 4, 2013, between Parent and the Company (as such agreement may be amended from time to time, the “Confidentiality Agreement”), each of the Company and Parent shall hold, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the other party or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.  No information or knowledge obtained by any person in any investigation pursuant to this Section 5.02 shall affect or be deemed to modify any representation or warranty made by any party hereto.

SECTION 5.03.  Reasonable Best Efforts.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to, and shall cause their respective Affiliates to use reasonable best efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following:  (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the taking of all actions necessary to comply with all orders, decrees and requests imposed by Governmental Entities in connection with the Transactions, (iii) the obtaining of all necessary actions or nonactions, waivers, consents, authorizations, orders and approvals from Governmental Entities and the making of all necessary registrations, declarations and filings (including filings under the HSR Act) applicable to the Transactions and other registrations, declarations and filings with, or notices to, Governmental Entities, including the NYSDFS and, except to the extent that an applicable exemption applies, CDI, and those approvals set forth on Section 3.01(d) of the Company Disclosure Letter and 3.02(c) of the Parent Disclosure Letter, and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a claim, action, suit, proceeding or investigation by, any Governmental Entity, (iv) the obtaining of consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in connection with the Transactions; provided, however, that in no event shall any of the parties hereto or any of their respective Affiliates be required to (and in no event shall the Company or any of its Subsidiaries, without Parent’s prior written approval) make any payment to such third parties or concede anything of value in any case prior to the Effective Time in order to obtain any such consent, approval or waiver from any such third parties, (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and (vi) as promptly as reasonably practicable following the receipt thereof, responding to any formal or informal request for additional information or documentary material received by the Company, Parent or any of their respective Affiliates from any Governmental Entity in connection with the Transactions.  In connection with and without limiting the foregoing, each of Parent and the Company and their respective Boards of Directors shall (A) take all action necessary to ensure that no state takeover statute is or becomes applicable to this Agreement, the Merger or any of the other Merger Transactions and (B) if any state takeover statute becomes applicable to this Agreement, the Merger or any of the other Merger Transactions, take all action necessary to ensure that the Merger and the other Merger Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other Merger Transactions.

(b)  In connection with and without limiting the foregoing, each of the parties hereto shall use its reasonable best efforts to resolve or eliminate such objections or impediments, if any, as may be asserted by a Governmental Entity or other Person with respect to the Merger Transactions.  Notwithstanding the foregoing or any other provision of this Agreement, neither the Company nor any of its Subsidiaries shall, without Parent’s prior written consent, and neither Parent nor any of its Affiliates shall be required to, agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or Parent’s, the Surviving Corporation’s or any of their Subsidiaries’ ability to retain any of the businesses or assets of Parent or any of its Subsidiaries that are material to Parent and its Subsidiaries, taken as whole, or any businesses or assets of the Company or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the Company and its Subsidiaries, taken as a whole.

(c)  Neither Parent nor the Company shall, nor shall it permit any of its Subsidiaries or Affiliates to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to such acquisition or the consummation of such acquisition would reasonably be expected to result in (i) the failure to obtain or materially impair or delay the obtaining of the expiration or termination of the waiting period in respect of the Transactions under any applicable Law, (ii) the entry, the commencement of litigation seeking the entry, or failure to effect the dissolution, in each case, of any injunction, temporary restraining order or other order that would prevent or materially impair or delay the consummation of the Transactions or (iii) failure to obtain or materially impair or delay the obtaining of all waivers, authorizations, consents, orders and approvals of Governmental Entities necessary for the consummation of the Transactions.

(d)  To the extent permitted by applicable Law, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Merger and the other Transactions, including promptly furnishing the other with copies of notices or other substantive communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or Governmental Entity with respect to the consents or approvals referred to in Section 6.01(b) and, to the extent reasonably practicable, permit the other party to review in advance any proposed substantive written communication by such party to any Governmental Entity with respect to the consents or approvals referred to in Section 6.01(b) and consider in good faith the other party’s reasonable comments on any such proposed substantive written communications prior to their submission.  Neither Parent nor the Company shall, and each shall cause its Affiliates not to, participate or agree to participate in any substantive meeting or communication with any Governmental Entity with respect to the consents or approvals referred to in Section 6.01(b), including on a “no names” or hypothetical basis, unless (to the extent practicable) it consults with the other parties hereto in advance and, to the extent practicable and permitted by such Governmental Entity, gives the other party the opportunity to jointly prepare for, attend and participate in such meeting or communication.

SECTION 5.04.  Benefit Plans.  (a)  Following the Effective Time and until the later of the six month anniversary of the Closing Date and June 30, 2014, Parent shall provide, or shall cause the Surviving Corporation to provide, the individuals who are employed by the Company or any of its Subsidiaries immediately before the Effective Time (the “Company Employees”) and who continue employment during such time period with (i) annual base compensation and annual or quarterly (as applicable) cash incentive opportunities (as a percentage of base salary) that are no less favorable in the aggregate than the annual base compensation and cash incentive opportunities (excluding equity compensation arrangements and any defined benefit pension arrangements) provided to such Company Employees immediately prior to the Effective Time and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Company Employees immediately prior to the Effective Time; provided, that neither Parent nor the Surviving Corporation nor any of their respective Affiliates shall have any obligation to issue, or to adopt any plans or arrangements providing for the issuance of, shares of capital stock or any other rights in respect of any shares of capital stock of any entity.

(b)  Without limiting the generality of Section 5.04(a), from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Benefit Plans and Company Benefit Agreements, including all of the Company’s employment, severance, retention and termination plans, programs, policies and arrangements, in each case, in accordance with their terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event).  No provision of this Agreement shall be construed (i) as a guarantee of continued employment of any Company Employee, (ii) to prohibit Parent or the Surviving Corporation from having the right to terminate the employment of any Company Employee, (iii) to prevent the amendment, modification or termination of any Company Benefit Plan or Company Benefit Agreement after the Closing (in each case in accordance with the terms of the applicable Company Benefit Plan or Company Benefit Agreement) or (iv) as an amendment or modification of the terms of any Company Benefit Plan or Company Benefit Agreement.

(c)  With respect to all plans maintained by Parent, the Surviving Corporation or their respective Subsidiaries (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, and vesting (but excluding benefit accruals), each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries to the extent such service was recognized under the comparable Company Benefit Plan immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d)  Without limiting the generality of Section 5.04(a), Parent shall cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time.  Parent shall recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e)  For the avoidance of doubt and notwithstanding anything to the contrary herein or in any Company Benefit Plan or Company Benefit Agreement, for purposes of any Company Benefit Plan or Company Benefit Agreement containing a definition of “change in control” or “change of control”, the Closing shall be deemed to constitute a “change in control” or “change of control” (except as would result in the imposition of “additional taxes” under Code Section 409A).

(f)  The provisions of this Section 5.04 are solely for the benefit of the parties to this Agreement, and no other person (including any Company Employee or any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.04 shall create such rights in any such persons.

SECTION 5.05.  Indemnification, Exculpation and Insurance.  (a)  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to a Company Benefit Plan) of the Company, any of its Subsidiaries or any of their respective predecessors as provided in the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement set forth in Section 5.05(a) of the Company Disclosure Letter, between a director, officer, employee or agent (including as a fiduciary with respect to a Company Benefit Plan) of the Company or any of its Subsidiaries and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof) shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such director, officer, employee or agent.

(b)  Without limiting Section 5.05(a) or any rights of any director or officer of the Company or any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee) or officer of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim.  None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification would reasonably be expected to be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.  Parent and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder.  Parent’s and the Surviving Corporation’s obligations under this Section 5.05(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(c)  The Company may (or, at the request of Parent, shall use commercially reasonable efforts to) obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that, without the prior written consent of Parent, the Company may not expend therefor in excess of 250% of the amount (the “Annual Amount”) paid by the Company for coverage for the most recently completed 12-month period prior to the date of this Agreement (such amount, equal to 250% of the annual amount, the “D&O Tail Premium Cap”).  In the event the Company does not obtain such “tail” insurance policies, then, for a period of six years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party; provided further, however, that in satisfying their obligation under this Section 5.05(c), Parent shall not be obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of the D&O Tail Premium Cap, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for the Annual Amount.

(d)  In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.05.

(e)  The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.  The obligations of the Parent and the Surviving Corporation under this Section 5.05 will not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the written consent of such Indemnified Party.

SECTION 5.06.  Fees and Expenses.  (a)  Except as provided in Section 5.06(b) and Section 5.09(b), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

(b)  In the event that:

     (i) this Agreement is terminated by the Company pursuant to Section 7.01(f); or

(ii) (A) after the date of this Agreement, a Takeover Proposal shall have been publicly made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known, (B) thereafter, this Agreement is terminated (1) by Parent or the Company pursuant to Section 7.01(b)(iii), (2) by Parent pursuant to Section 7.01(b)(i) (but only if the Company Stockholders’ Meeting has not been held by the Outside Date) or (3) by Parent pursuant to Section 7.01(c) and (C) within twelve months after such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by any Takeover Proposal; or

   (iii) this Agreement is terminated by Parent pursuant to Section 7.01(e);

   (iv) then, in each case, the Company shall pay Parent or its designee(s) an aggregate fee equal to the Company Termination Fee by wire transfer of same-day funds (1) in the case of a payment required by clause (i) or (iii) above, on the date of termination of this Agreement and (2) in the case of a payment required by clause (ii) above, on the earlier of the date of entry into a definitive agreement or the date of consummation referred to in clause (ii)(C), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.  For purposes of this Section 5.06(b), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(a), except that all references to 15% therein shall be deemed to be references to 50%.

(c)  If this Agreement is terminated by the Company pursuant to Section 7.01(g), then Parent shall pay to the Company an aggregate fee equal to the Parent Termination Fee by wire transfer of same-day funds, on the date of termination of this Agreement.

(d)  If this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Company Stockholders’ Meeting has not been held by the Outside Date) or by Parent pursuant to Section 7.01(c) and at such time Parent is not in material breach of this Agreement and Parent is not entitled to receive payment of the Company Termination Fee, then the Company shall pay to Parent (or its designee(s)) an amount equal to the sum of the reasonable and documented out-of-pocket fees and expenses incurred by Parent, Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated by this Agreement (including any fees and expenses related to the Financing) by wire transfer of same-day funds within two business days after written request by Parent; provided that the payment by the Company of such expenses shall not relieve the Company of the obligation, if any, subsequently to pay the Company Termination Fee; provided, further, that if the Company Termination Fee becomes payable by the Company, the amount thereof shall be reduced by the amount of any of Parent’s and Sub’s expenses previously reimbursed by the Company pursuant to this Section 5.06(d).

(e)  Each of the parties hereto acknowledges and agrees that the agreements contained in Section 5.06 are an integral part of the Transactions, and that, without these agreements, the other parties hereto would not have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails promptly to pay any amount due pursuant to Section 5.06, and, in order to obtain such payment, the Company or Parent, as the case may be, commences a suit that results in a judgment against the other party for the payment set forth in Section 5.06, such paying party shall pay to the other party or parties, as applicable, its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such amount from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

SECTION 5.07.  Public Announcements.  The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.  From the date of such announcement through the Closing Date, and so long as this Agreement is in effect, none of the Company, Parent or Sub shall issue or cause the publication of any public press release or other public announcement concerning the Transactions without the prior consultation and consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 4.02.

SECTION 5.08.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or officers relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).  Parent shall give the Company the opportunity to participate in the defense or settlement of any stockholder litigation against Parent and/or its directors or officers relating to the Transactions, and no such settlement shall be agreed to without the Company’s prior written consent (such consent not to be unreasonably withheld or delayed).

SECTION 5.09.  Financing.  (a)  (i)  Each of Parent and Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to consummate and obtain the Financing as promptly as reasonably practicable on the terms and subject only to the conditions (including the flex provisions) contained in the Financing Commitments, including using its reasonable best efforts to (A) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the flex provisions) contained in the Debt Financing Commitments, (B) satisfy (or obtain the waiver of), and cause its Affiliates to satisfy (or obtain the waiver of), on a timely basis all conditions, and comply with all obligations applicable to Parent or Sub, contained in the Financing Commitments or the definitive agreements related to the Debt Financing Commitments, (C) enforce its rights under the Debt Financing Commitments at or prior to the Closing or (D) subject to Section 5.09(a)(ii) below, maintain in effect the Financing Commitments in accordance with the terms and provisions set forth in the Financing Commitments.  Each of Parent and Sub shall, and shall cause its Affiliates to, refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Debt Financing.  For the avoidance of doubt and notwithstanding anything to the contrary in this Section 5.09, Parent acknowledges and agrees that its obligation to consummate the Transactions on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Financing, the availability of any replacement commitments or receipt of the proceeds therefrom.

(ii)  Neither Parent nor Sub shall agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, or implement any alternative financing that has the effect of reducing the amount of, any Financing Commitments or the definitive agreements relating to the Debt Financing without the Company’s prior written consent that (A) contains additional or adversely modified conditions or other contingencies to the availability of the Financing relative to those contained in the Financing Commitments as of the date of this Agreement (or solely with respect to any revolving commitments, any additional or adversely modified conditions or other contingencies to the availability of the Financing on the Closing Date than those contained in the Existing Facility as of the date of this Agreement or the Initial Financing Commitments as of the date of this Agreement), (B) would otherwise reasonably be expected to prevent or materially impair or delay the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or the Closing, (C) adversely impacts the ability of Parent or Sub to enforce its rights against the other parties to the Financing Commitments or the definitive agreements related to the Debt Financing or (D) reduces the aggregate amount of the Equity Financing set forth in the Equity Financing Commitments or the aggregate amount of the Debt Financing set forth in the Debt Financing Commitments, in each case as of the date of this Agreement (including by changing the amount of fees to be paid or original issue discount, except as expressly contemplated in connection with the flex provisions), unless, in the case of this clause (D), replaced with an amount of new equity or debt financing on conditions no less favorable to the Company than the terms set forth in the Financing Commitments as of the date of this Agreement (or solely with respect to any revolving commitments, any additional or adversely modified conditions or other contingencies to the availability of the Financing on the Closing Date than those contained in the Existing Facility as of the date of this Agreement or the Initial Financing Commitments as of the date of this Agreement) (it being understood that, subject to the requirements of this clause (ii), such amendment, supplement or other modification of the Debt Financing Commitments may provide for the assignment of a portion of the Debt Financing Commitments to additional agents, financing sources or arrangers and grant such persons approval rights with respect to certain matters as are customarily granted to additional agents or arrangers).  Parent shall (1) promptly deliver to the Company copies of any amendment, modification or waiver to or under any Financing Commitment or the definitive agreements relating to the Debt Financing and (2) prior to entering into any replacement commitments with respect to the Replacement Revolving Facility in the form of other revolving commitments, deliver to the Company true and complete copies of, and consult with the Company with respect to, all Contracts or other arrangements (including Redacted Fee Letters) related to replacement of the commitments with respect to the Replacement Revolving Facility, in each case which may be redacted in a manner reasonably satisfactory to the applicable Financing Source; provided that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such Financing Source.  In the event that Parent obtains Additional Financing Commitments, this Section 5.09(a)(ii) shall be deemed to apply to such Additional Financing Commitments and the Additional Financing; provided that with respect to the Additional Financing Commitments and the Additional Financing, references to the “date of this Agreement” or the “date hereof” shall be deemed to be references to the “date of the Adjustment Notice”.  For purposes of this Agreement, “Existing Facility” means Parent’s unsecured revolving credit facility pursuant to that certain Second Amended and Restated Credit Agreement, dated as of April 16, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified on or prior to the date hereof), among Parent, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, and the other agents party thereto.

   (iii)  Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies (including drafts) of the material definitive documents for the Debt Financing.  Parent and Sub shall give the Company prompt written notice (A) of any actual or potential breach, default, termination or repudiation by any party to any of the Financing Commitments or definitive documents related to the Debt Financing of which Parent or Sub becomes aware, (B) of the receipt of any written notice or other written communication from any source of the Financing with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any of the Financing Commitments or any definitive document related to the Debt Financing of any provisions of the Financing Commitments or any definitive document related to the Debt Financing or (2) material dispute or disagreement between or among any parties to any of the Financing Commitments or any definitive document related to the Debt Financing and (C) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or Sub to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments or the definitive documents related to the Debt Financing (or if at any time for any other reason Parent or Sub believes that it will not be able to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments or the definitive documents related to the Debt Financing).  As soon as reasonably practicable, Parent and Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence.  If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contained in the Debt Financing Commitments, Parent and Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions (including the flex provisions) not materially less favorable to Parent and Sub (or their respective Affiliates) with respect to conditionality than the terms and conditions set forth in the Debt Financing Commitments, as promptly as practicable following the occurrence of such event but no later than the business day immediately prior to the Closing Date; provided that such replacement commitments shall not (A) be subject to any additional or modified conditions or other contingencies to the funding of the Debt Financing than those contained in the Debt Financing Commitments as of the date of this Agreement (or solely with respect to any replacement of the commitments with respect to the Replacement Revolving Facility in the form of other revolving commitments, any additional or modified conditions or other contingencies to the funding of such financing than those contained in the Existing Facility as of the date of this Agreement or the Initial Financing Commitments as of the date of this Agreement) or (B) otherwise reasonably be expected to prevent or materially impair or delay the availability of the Debt Financing.  Parent shall deliver to the Company true and complete copies of (and in the case of any replacement of the commitments with respect to the Replacement Revolving Facility in the form of other revolving commitments consult with the Company with respect to) all Contracts or other arrangements (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing.  For purposes of this Section 5.09, references to the “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended, modified or replaced by this Section 5.09 and references to the “Debt Financing Commitments” shall include such documents as permitted to be amended, modified or replaced by this Section 5.09.

(b)  Prior to the Closing Date, the Company shall provide, and cause its Subsidiaries to provide, and shall request that its Representatives provide, to Parent and Sub such cooperation as is reasonably requested by Parent in connection with the arrangement of the Debt Financing (or any permitted replacement, amended, modified or alternative financing), including using its reasonable best efforts to (i) furnish Parent and Sub and their Debt Financing Sources with such financial and other information relating to the Company and its Subsidiaries as Parent shall reasonably request in order to consummate the Debt Financing, including all information, financial statements and financial data (including such information, financial statements and financial data of the Surviving Corporation and its Subsidiaries on a pro forma basis after giving effect to the Transactions) set forth in clause (iv) of Exhibit D of the Debt Financing Commitment, in each case in advance of the Marketing Period, (ii) prior to and during the Marketing Period, participate in a reasonable number of requested meetings (including customary one-on-one meetings that are requested in advance with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and the Company’s senior management and Representatives), presentations, roadshows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, (iii) in advance of the Marketing Period, assist with the preparation of customary materials for rating agency presentations, offering documents, public and private bank information memoranda and similar documents reasonably required in connection with the Debt Financing, (iv) cause its independent accountants to provide reasonable assistance to Parent consistent with their customary practice (including to provide and consent to the use of their audit reports relating to the Company (including, for the avoidance of doubt, the audit reports of the consolidated financial statements of the Company and its Subsidiaries), and any necessary “comfort letters”, in each case, on customary terms and consistent with their customary practice in connection with the Debt Financing), (v) take all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing, (vi) execute and deliver customary closing certificates and documents as may be reasonably requested by Parent, (vii) facilitate the execution and delivery at the Closing of definitive documents (including loan agreements, customary guarantee and collateral documentation (if applicable) and other applicable loan documents) related to the Debt Financing on the terms contemplated by the Debt Financing Commitment, (viii) cooperate reasonably with the Debt Financing Sources’ due diligence, to the extent customary and reasonable, (ix) arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Financing Commitment to be paid off, discharged and terminated on the Closing Date, (x) to the extent the statements therein are accurate, obtain a certificate from a senior financial officer of the Company with respect to solvency matters, (xi) providing authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders containing a representation to the Debt Financing Sources that the information provided by the Company for inclusion in the public side versions of such documents, if any, does not include material non-public information about the Company or its Subsidiaries or securities, and (xii) as long as such information is requested by the Debt Financing Sources at least ten (10) business days prior to the Closing Date, provide to the Debt Financing Sources, at least five (5) business days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act of 2001, as amended.  In no event shall the Company or any of its Subsidiaries be required to (x) bear any cost or expense, pay any fee, enter into any definitive agreement or incur any other liability in connection with the Financing prior to the Effective Time or (y) commit to take any action pursuant to this paragraph that is not contingent upon the Closing.  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that, such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.  Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.09, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any historical information provided by the Company or any of its Subsidiaries.

(c)  Parent and Sub shall keep the Company informed on a timely basis in reasonable detail of any material developments relating to the Equity Financing.

SECTION 5.10.  Rule 16b-3.  Prior to the Effective Time, each of Parent and the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.11.  [RESERVED].

SECTION 5.12.  Parent Vote.  (a)  Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Company Common Stock beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted or to provide a consent, in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(b)  Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Sub, a written consent adopting the Agreement.

SECTION 5.13.  Sub and Surviving Corporation Compliance.  Parent shall cause Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 5.14.  Stock Exchange De-listing.  Each of the parties agrees to take, or cause to be taken, all actions reasonably necessary prior to the Effective Time to cause the Company’s securities to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 5.15.  Consent Order.  If any Governmental Entity requires Parent to acknowledge and confirm (whether in writing or otherwise) that Parent, the Surviving Corporation or any of their respective Subsidiaries, as applicable, will comply with any and all requirements and obligations of (i) the Consent Order, (ii) any mandated standards or requirements resulting from any study, review or assessment required by the Consent Order, (iii) any remedial action or other obligations resulting from actions taken pursuant to the terms of the Consent Order from and after the Closing Date or (iv) any settlement or resolution (or any remedial action related to any such settlement or resolution) of any pending litigation, regulatory or enforcement proceeding, investigations or similar matters with a Governmental Entity, Parent agrees to provide such acknowledgement and confirmation.

SECTION 5.16.  Stock Exchange Listing.  To the extent any shares of Parent Common Stock will be issued in connection with the Merger, Parent shall use its reasonable best efforts to cause such shares of Parent Common Stock to be listed on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

SECTION 5.17.  Cooperation with Change of Control Offer.  The Company shall provide, and cause its Subsidiaries to provide, and shall request that its Representatives provide, to Parent and Sub such cooperation as is reasonably requested by Parent in connection with any change of control offer required to be made pursuant to the terms of the Company’s 5.75% Senior Notes due 2023 (a “Change of Control Offer”), consistent with Section 5.09(b), including commencing the Change of Control Offer in advance of the Closing; provided that any Change of Control Offer shall be conditioned on the Closing and shall not require any obligation by the Company or any of its Subsidiaries to make any payments prior to the Closing.  Parent and Sub acknowledge and agree that the completion of the Change of Control Offer is not a condition to Closing.  Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.17.

ARTICLE VI

Conditions Precedent

SECTION 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)  Stockholder Approvals.  Each of the Company Stockholder Approval and the Parent Stockholder Approval (to the extent the Parent Stockholder Approval is required by applicable Law) shall have been obtained.

(b)  Regulatory Approvals.  The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted and the Company and Parent shall have received any applicable consents or approvals (i) from the NYSDFS, (ii) set forth on Section 6.01(b) of the Parent Disclosure Letter and (iii) except to the extent that an applicable exemption applies, CDI.

(c)  No Injunctions or Restraints.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction, order or other judgment, in each case whether temporary, preliminary or permanent (collectively, “Restraints”), that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions.

(d)  Form S-4.  To the extent any shares of Parent Common Stock will be issued in the Merger, the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)  Stock Exchange Listing.  To the extent any shares of Parent Common Stock will be issued in the Merger, such shares of Parent Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

SECTION 6.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.01(a) (Organization, Standing and Corporate Power), Section 3.01(c) (Capital Structure), Section 3.01(d)(i) (Authority; Noncontravention), Section 3.01(s) (State Takeover Statutes) and Section 3.01(t) (Brokers and Other Advisors) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, solely in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.

(b)  Performance of Obligations of the Company.  The Company shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.

SECTION 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Parent and Sub set forth in Section 3.02(a) (Organization, Standing and Corporate Power), Section 3.02(b) (Capital Structure), Section 3.02(c)(i) (Authority; Noncontravention), Section 3.02(m) (State Takeover Statutes) and Section 3.02(n) (Brokers and Other Advisors) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) each of the other representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, solely in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

(b)  Performance of Obligations of Parent and Sub.  Each of Parent and Sub shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and the Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

SECTION 6.04.  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s (or (a) in the case of Parent, Sub’s, and (b) in the case of Sub, Parent’s) failure to perform any of its obligations under this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval and/or the Parent Stockholder Approval, by delivery of written notice to the other parties hereto under the following circumstances:

(a) by mutual written consent of Parent and the Company;

(b) by either of Parent or the Company:

 (i) if the Merger shall not have been consummated on or before March 31, 2014 (the “Outside Date”); provided that, in the event that the Marketing Period has commenced, but Closing has not yet occurred, then the Outside Date shall automatically be extended to the date that is five business days following the then-scheduled end date of the Marketing Period; provided further, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, Sub) to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have provided the other parties with three business days prior written notice of its intent to terminate this Agreement pursuant to this Section 7.01(b)(ii);

   (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof permitted hereunder; or

   (iv) if the Parent Stockholder Approval (to the extent the Parent Stockholder Approval is required by applicable Law) shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof permitted hereunder;

(c) by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured prior to the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if either Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(d) by the Company, if Parent or Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(e) by Parent, in the event that (i) the Board of Directors of the Company shall have failed to include its recommendation to the stockholders of the Company for the adoption of this Agreement in the Joint Proxy Statement or an Adverse Recommendation Change shall have occurred or (ii) the Company shall have materially breached its obligations under Section 5.01 by failing to hold the Company Stockholders’ Meeting in accordance with Section 5.01;

(f) by the Company, in accordance with Section 4.02(e);

(g) to the extent the Parent Stockholder Approval is required by applicable Law, by the Company, in the event that (i) the Board of Directors of Parent shall have failed to include its recommendation to the stockholders of Parent for the approval of the Parent Share Issuance in the Joint Proxy Statement or a Parent Adverse Recommendation Change shall have occurred or (ii) Parent shall have materially breached its obligations under Section 5.01 by failing to hold the Parent Stockholders’ Meeting in accordance with Section 5.01; or

(h) by the Company if (i) all of the closing conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied if the Closing were to occur) and (ii) the Average Parent Stock Price is less than $20.000.

SECTION 7.02.  Effect of Termination.

(a)  In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 5.02, Section 5.06, the indemnification and reimbursement obligations pursuant to Section 5.09(b), this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however that nothing herein shall relieve the Company, Parent or Sub from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, and the aggrieved party will be entitled to all rights and remedies available at law or in equity, including (a) in the case of a breach by Parent or Sub, liability to the Company for damages, determined taking into account all relevant factors, including, without duplication, the loss of the benefit of the Merger to the Company and the lost stockholder premium and any benefit to Parent or its stockholders arising from such breach, and (b) in the case of a breach by the Company, liability to Parent for damages determined taking into account all relevant factors, including the loss of the benefit of the Merger to Parent and any benefit to the Company or its stockholders arising from such breach, and provided further, that the Confidentiality Agreement shall survive such termination, each in accordance with its terms.

(b)  Notwithstanding anything to the contrary in this Agreement, if the Company fails to effect the Closing when required by Section 1.02 for any reason or otherwise breaches this Agreement or fails to perform hereunder, then, (i) except for an injunction, order of specific performance and/or other equitable remedy as and only to the extent expressly permitted by Section 8.10 and except in the case of fraud, Parent and Sub’s and their respective Affiliates’ sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against the Company and any of its former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, Financing Sources or assignees (each, with respect to any person, a “Related Party”) or any Related Party of a Related Party of the Company for any breach, loss or damage shall be to terminate this Agreement if permitted pursuant to Section 7.01 and receive payment, if and to the extent provided in Section 5.06(b) or 5.06(d), provided that in no event shall the Company be subject to monetary damages in excess of the applicable amount of such required payment, and (ii) none of the Related Parties of the Company or any Related Party of a Related Party of the Company will have any liability to any Person, including Parent, Sub or any of their respective Affiliates, relating to or arising out of this Agreement, the Financing Commitments or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity in contract, in tort or otherwise.  For the avoidance of doubt, Parent and Sub may pursue both a grant of specific performance in accordance with Section 8.10 and the payment provided under Section 5.06(b) and/or 5.06(d); provided, however, that under no circumstance shall Parent or Sub be entitled to receive both a grant of specific performance under Section 8.10 and either such payment.

SECTION 7.03.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval and/or the Parent Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company or further approval by the stockholders of Parent, as applicable, without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the Parent, Sub and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

General Provisions

SECTION 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Fax No.:  904-633-3055
Attention:  Chief Legal Officer

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Fax No.:  (212) 310-8007
Attention:  Michael J. Aiello, Esq.

if to the Company, to:

Lender Processing Services, Inc.
601 Riverside Avenue, 1st Floor
Jacksonville, FL 32204
Fax No.:  (904) 357-1036
Attention:  General Counsel

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Fax No.:  (212) 474-3700
Attention:  Robert I. Townsend, III, Esq.
                                                                  Damien R. Zoubek, Esq.

SECTION 8.03.  Definitions.  For purposes of this Agreement:

(a) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing confidentiality provisions no less favorable to the Company, in the aggregate, than those set forth in the Confidentiality Agreement, except that such confidentiality agreement need not contain any explicit or implicit standstill provision and will permit the sharing of information by the Company to Parent in accordance with Section 4.02 of this Agreement;

(b) “Adjustment Determination Date” means the date that is three trading days prior to the anticipated effective date of the Form S-4;

(c) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(d) “Average Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the ten consecutive trading days ending on (and including) the trading day that is three trading days prior to the date of the Effective Time.

(e) “business day” means any day on which banks are not required or authorized to be closed in the City of New York;

(f) “Ceiling Price” means $26.763.

(g) “Commonly Controlled Entity” means any person or entity that, together with the Company or any Subsidiary of the Company, is treated as a single employer under Section 414 of the Code;

(h) “Company Benefit Agreement” means any employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination, loan, collective bargaining or other Contract between the Company or any of its Subsidiaries, on the one hand, and any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, on the other hand, other than, in each case, a Company Benefit Plan;

(i)  “Company Benefit Plan” means any (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other compensation or benefit plan, program, policy or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise), in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other Commonly Controlled Entity (A) for the benefit of any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries or (B) under which the Company or any Commonly Controlled Entity had or have any present or future liability, other than any (x) Company Benefit Agreement, (y) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (z) plan, program, policy or arrangement mandated by applicable Laws;

(j)  “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Sub;

(k) “Company Performance-Based Retention Incentive Award” means a cash-based incentive award granted under the Company Stock Plans that is not denominated in Company Common Stock.

(l)  “Company Termination Fee” means $74,000,000 except in the event the Company Termination Fee becomes payable in connection with a transaction with an Excluded Party with respect to which a definitive agreement in respect of a Superior Proposal has been entered into prior to or within ten business days following the Solicitation Period End-Time, in which case “Company Termination Fee” shall mean $37,000,000;

(m) “Consent Order” means the consent order, dated April 13, 2011 by and among the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Office of Thrift Supervision, the Company, LPS Default Solutions, Inc. and DocX, LLC;

(n) “Debt Financing” means the Initial Debt Financing and any portion of the Additional Financing, if any, which consists of debt financing;

(o) “Debt Financing Commitments” means the Initial Debt Financing Commitment and any portion of the Additional Financing Commitment, if any, which consists of debt financing;

(p) “Debt Financing Sources” means any person (other than Parent or any of its Affiliates) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Financing Commitments, each together with their respective Affiliates and permitted successors and assigns;

(q) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(r) “Equity Financing” means the Initial Equity Financing and any portion of the Additional Financing, if any, which consists of equity financing;

(s) “Equity Financing Commitments” means the Initial Equity Financing Commitment and any portion of the Additional Financing Commitment, if any, which consists of equity financing;

(t) “Financing” means the Initial Financing and the Additional Financing, if any;

(u) “Financing Commitments” means the Initial Financing Commitments and the Additional Financing Commitments, if any;

(v) “Financing Sources” means any person (other than Parent or any of its Affiliates) that have committed to provide or otherwise entered into agreements in connection with the Financing, including the parties to the Financing Commitments, each together with their respective Affiliates and permitted successors and assigns;

(w) “Floor Price” means $24.215;

(x) “Initial Exchange Ratio” means 0.65224;

(y) “Initial Stock Floor Value” means $15.794;

(z) “Initial Stock Value” means $16.625;

(aa) “Knowledge” means (i) with respect to the Company, the actual knowledge, of any of the persons set forth in Section 8.03(aa) of the Company Disclosure Letter and (ii) with respect to Parent or Sub, the actual knowledge of any of the officers of Parent or Sub;

(bb) “Lower Floor Price” means $20.000;

(cc) “Marketing Period” means the first period of fifteen (15) consecutive business days commencing after the earlier of (i) the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than Section 6.01(a) (so long as the Joint Proxy Statement has then been mailed to the Company’s stockholders) and those conditions that by their terms are to be satisfied at the Closing), and (ii) solely for purposes of Sections 1.02 and 7.01, any day specified by Parent to the Company;

(dd) “Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate with all other changes, effects, events, occurrences, circumstances and states of fact, (1) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence, circumstances or state of facts relating to (i) the economy in general (to the extent they have not had, or would not reasonably be expected to have, a disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company), (ii) the economic, business, industry or financial environment generally affecting the industry in which the Company operates, including the effects of the general economic environment and the state of the housing, mortgage and mortgage servicing markets (to the extent they have not had, or would not reasonably be expected to have, a disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company), (iii) the securities, credit, financial or other capital markets generally in the United States or elsewhere in the world, including changes in interest rates, (iv) any change in the Company’s stock price or trading volume or any failure, in and of itself, to meet internal or published projections, forecasts or estimates in respect of revenues, earnings, cash flow or other financial or operating metrics for any period (provided that the facts or causes underlying or contributing to such change or failure may be considered in determining whether a Material Adverse Effect has occurred unless otherwise excluded pursuant to any of the other clauses of this definition), (v) changes following the date hereof in Law, legislative or political conditions or policy or practices of any Governmental Entity (to the extent they have not had, or would not reasonably be expected to have, a disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company), (vi) changes following the date of hereof in applicable accounting regulations or principles or interpretations thereof, (vii) any effects arising from (A) the Consent Order or (B) any pending litigation, regulatory or enforcement proceeding, investigations or similar matters disclosed in the Company Filed SEC Documents or Section 3.01(h) of the Company Disclosure Letter  (or any such similar matter that may be brought thereafter based on substantially similar circumstances), in either case including the outcome or settlement of any of the foregoing (including judgments, orders, rulings, injunctions, monetary penalties, remedial action or any other action of any Governmental Entity arising from any of the foregoing or the allegations contained in any of the foregoing), (viii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis (to the extent they have not had, or would not reasonably be expected to have, a disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company), (ix) the announcement or pendency of this Agreement or the Transactions or the consummation of the Transactions (including any loss of customers, suppliers, employees or other commercial relationships or any action taken or requirements imposed by any Governmental Entity in connection with the Transactions) (provided that this clause (ix) shall not apply to Section 3.01(d)(ii)) or (x) actions (or omissions) of the Company and its Subsidiaries taken (or not taken) with the consent of Parent or as required to comply with the terms of this Agreement or (2) that prevents or materially impairs or delays the ability of the Company to consummate the Merger or the other Transactions;

(ee) “Merger Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger, but excluding the Financing;

(ff) “New Stock Floor Value” means an amount (rounded to the nearest thousandth of a dollar) equal to the product of (a) (i) the Initial Stock Value minus (ii) the Increased Cash Consideration multiplied by (b) 0.95.

(gg) “Parent Disclosure Letter” means the letter dated as of the date of this Agreement delivered by Parent to the Company;

(hh) “Parent Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate with all other changes, effects, events, occurrences, circumstances and states of fact, (1) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence, circumstances or state of facts relating to (i) the economy in general (to the extent they have not had, or would not reasonably be expected to have, a disproportionate effect on Parent and its Subsidiaries relative to other companies in the same industry as Parent), (ii) the economic, business, industry or financial environment generally affecting the industry in which Parent operates, including the effects of the general economic environment and the state of the housing, mortgage and mortgage servicing markets (to the extent they have not had, or would not reasonably be expected to have, a disproportionate effect on Parent and its Subsidiaries relative to other companies in the same industry as Parent), (iii) the securities, credit, financial or other capital markets generally in the United States or elsewhere in the world, including changes in interest rates, (iv) any change in Parent’s stock price or trading volume or any failure, in and of itself, to meet internal or published projections, forecasts or estimates in respect of revenues, earnings, cash flow or other financial or operating metrics for any period (provided that the facts or causes underlying or contributing to such change or failure may be considered in determining whether a Parent Material Adverse Effect has occurred unless otherwise excluded pursuant to any of the other clauses of this definition), (v) changes following the date hereof in Law, legislative or political conditions or policy or practices of any Governmental Entity (to the extent they have not had, or would not reasonably be expected to have, a disproportionate effect on Parent and its Subsidiaries relative to other companies in the same industry as Parent), (vi) changes following the date of hereof in applicable accounting regulations or principles or interpretations thereof, (vii) any effects arising from any pending litigation, regulatory or enforcement proceeding, investigations or similar matters disclosed in the Parent Filed SEC Documents or Section 3.02(j) of the Parent Disclosure Letter  (or any such similar matter that may be brought thereafter based on substantially similar circumstances), in either case including the outcome or settlement of any of the foregoing (including judgments, orders, rulings, injunctions, monetary penalties, remedial action or any other action of any Governmental Entity arising from any of the foregoing or the allegations contained in any of the foregoing), (viii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis (to the extent they have not had, or would not reasonably be expected to have, a disproportionate effect on Parent and its Subsidiaries relative to other companies in the same industry as Parent), (ix) the announcement or pendency of this Agreement or the Transactions or the consummation of the Transactions (including any loss of customers, suppliers, employees or other commercial relationships or any action taken or requirements imposed by any Governmental Entity in connection with the Transactions) (provided that this clause (viii) shall not apply to Section 3.02(c)(ii)) or (x) actions (or omissions) of Parent and its Subsidiaries taken (or not taken) with the consent of the Company or as required to comply with the terms of this Agreement or (2) that prevents or materially impairs or delays the ability of Parent to consummate the Merger or the other Transactions;

(ii) “Parent Termination Fee” means $74,000,000;

(jj) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(kk) “Redacted Fee Letter” means a fee letter from a Financing Source redacted in a manner reasonably satisfactory to such Financing Source; provided that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such Financing Source;

(ll) “Reference Price” means $25.489;

(mm) “Representative” means, with respect to any person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such person;

(nn) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person; and

(oo) “Transactions” means the transactions contemplated by this Agreement, including the Merger and the Financing.

SECTION 8.04.  Interpretation.

(a)  When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.

(c)  When a reference is made in this Agreement or the Company Disclosure Letter to information or documents being provided, made available or disclosed to Parent or its Affiliates, such information or documents shall include any information or documents (i) included in the Company Filed SEC Documents or (ii) otherwise provided in writing (including electronically) to Parent or its Affiliates prior to May 26, 2013.

(d)  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e)  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(f)  References to a person are also to its permitted successors and permitted assigns.

(g)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 8.05.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder, other than in respect of the rights (i) of each indemnified party set forth in Section 5.05, (ii) of the Related Parties of the Company set forth in Section 7.02(b), and (iii) set forth in Sections 8.08, 8.11, 8.13 and the last sentence of Section 8.10(b), each of which shall be enforceable by each Financing Source and its respective successors and assigns and none of which shall be amended or otherwise modified in any way that adversely affects the rights of any Financing Source without the prior written consent of the Financing Sources.  Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Article II relating to the payment of the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.01(c) and/or Section 2.02(j), cash in lieu of any fractional shares payable pursuant to Section 2.02(i), Option Amounts, Restricted Stock Consideration, Designated Matching Contributions and Retention Incentive Award Consideration shall be enforceable by holders of Company Common Stock, Company Stock Options, Company Restricted Stock, Designated Matching Contributions and Retention Incentive Award Consideration at, or immediately prior to, the Effective Time as provided therein.

SECTION 8.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND JUDICIAL DECISIONS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS EXECUTED AND PERFORMED ENTIRELY WITHIN SUCH STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties hereto, except that each of Parent and Sub may assign all or any of its rights and obligations hereunder to any Affiliate of Parent; provided that such assignment shall not (i) affect the obligations of any obligor under the Equity Financing Commitment or (ii) prevent, impair or delay the consummation of the Transactions or otherwise impair the rights of the stockholders of the Company under this Agreement; provided further, however, that no such assignment shall limit or affect the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  Any attempted assignment in violation of this Section 8.09 shall be null and void.

SECTION 8.10.  Specific Enforcement; Consent to Jurisdiction.

(a)  The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor and that the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.  It is accordingly agreed that, the Company and Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages.  The parties hereto further agree not to assert that a remedy of specific enforcement by the Company or Parent is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Company or Parent otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that either the Company or Parent seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.10 shall not be required to provide any bond or other security in connection with any such order or injunction.  For the avoidance of doubt, (i) in the event that at the Closing Parent and Sub do not have adequate cash resources to fund the Required Closing Cash Payments (whether as a result of the proceeds of any external financing sources or otherwise), Parent shall, and shall cause its Affiliates to, take all actions within their control and otherwise use their best efforts to obtain such cash resources as promptly as practicable, and (ii) the Company’s rights to specific performance under this Section 8.10 shall include the right to specifically enforce Parent’s obligations under clause (i) of this sentence.

(b)  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (i) the Court of Chancery of the State of Delaware and (ii) the United States District Court located in the State of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement or the Transactions.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or the Transactions in (i) the Court of Chancery of the State of Delaware or (ii) the United States District Court located in the State of Delaware and waives any claim that such suit or proceeding has been brought in an inconvenient forum.  Each of the parties hereto agrees that a final and unappealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction within or outside the United States or in any other manner provided in Law or in equity.  Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, against the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

SECTION 8.11.  WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.11.

SECTION 8.12.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.13.  Non-Recourse.  Subject to the rights of the parties to the Financing Commitments, none of the Financing Sources (or any of their respective former, current or future stockholders, partners, members, controlling parties, Affiliates, directors, officers, employees, agents and representatives), and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any of the Financing Sources shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute arising out of or relating in any way to the Financing Commitments, or the performance thereof.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.,

by	/s/ George P. Scanlon
Name: George P. Scanlon
Title: Chief Executive Officer

LION MERGER SUB, INC.,

by	/s Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary

LENDER PROCESSING SERVICES, INC.,

by	/s/ Hugh R. Harris
Name: Hugh R. Harris
Title: President and Chief Executive Officer

ANNEX I

Index of Defined Terms

Acceptable Confidentiality Agreement	Section 8.03(a)
Acquisition Agreement	Section 4.02(e)
Adjustment Determination Date	Section 8.03(b)
Adverse Recommendation Change	Section 4.02(e)
Affiliate	Section 8.03(a)
Agreement	Preamble
Annual Amount	Section 5.05(c)
Appraisal Shares	Section 2.01(d)
Authorizations	Section 3.01(j)
Average Parent Stock Price	Section 8.03(d)
business day	Section 8.03(e)
CDI	Section 3.01(d)(ii)
Ceiling Price	Section 8.03(f)
Certificate	Section 2.01(b)
Certificate of Merger	Section 1.03
Change of Control Offer	Section 5.17
Claim	Section 5.05(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Commonly Controlled Entity	Section 8.03(g)
Company	Preamble
Company 401(k) Plan	Section 3.01(c)
Company Benefit Agreement	Section 8.03(h)
Company Benefit Plan	Section 8.03(i)
Company Bylaws	Section 3.01(a)
Company Certificate of Incorporation	Section 3.01(a)
Company Common Stock	Recitals
Company Disclosure Letter	Section 8.03(j)
Company Employees	Section 5.04(a)
Company Filed SEC Documents	Section 3.01
Company Insurance Policies	Section 3.01(q)
Company Performance-Based Retention Incentive Award	Section 8.03(k)
Company Preferred Stock	Section 3.01(c)
Company Regulatory Agreement	Section 3.01(h)
Company Restricted Stock	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Company Stockholder Approval	Section 3.01(r)
Company Stockholders’ Meeting	Section 5.01(a)
Company Termination Fee	Section 8.03(l)
Confidentiality Agreement	Section 5.02
Consent Order	Section 8.03(m)
Contract	Section 3.01(d)(ii)
D&O Tail Premium Cap	Section 5.05(c)

A-I-1

Debt Financing	Section 8.03(n)
Debt Financing Commitments	Section 8.03(o)
Debt Financing Sources	Section 8.03(p)
Designated Matching Contributions	Section 2.03(b)
DGCL	Section 1.01
Effective Time	Section 1.03
Environmental Law	Section 3.01(p)(ii)
Equity Financing	Section 8.03(r)
Equity Financing Commitments	Section 8.03(s)
ERISA	Section 8.03(q)
ESPP	Section 3.01(c)
Exchange Act	Section 3.01(d)(ii)
Exchange Agency Agreement	Section 2.02(a)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(b)
Excluded Party	Section 4.02(b)(i)
Existing Facility	Section 5.09(a)(ii)
Financing	Section 8.03(t)
Financing Commitments	Section 8.03(u)
Financing Sources	Section 8.03(v)
Floor Price	Section 8.03(w)
Form S-4	Section 5.01(a)
GAAP	Section 3.01(e)(ii)
Governmental Entity	Section 3.01(d)(ii)
Hazardous Materials	Section 3.01(p)(iii)
HSR Act	Section 3.01(d)(ii)
Indebtedness	Section 4.01(a)(ix)
Indemnified Party	Section 5.05(b)
Initial Debt Financing	Section 3.02(f)
Initial Debt Financing Commitment	Section 3.02(f)
Initial Equity Financing	Section 3.02(f)
Initial Equity Financing Letter	Section 3.02(f)
Initial Exchange Ratio	Section 8.03(x)
Initial Stock Floor Value	Section 8.03(y)
Initial Stock Value	Section 8.03(z)
Initial Financing	Section 3.02(f)
Initial Financing Commitments	Section 3.02(f)
Intervening Event	Section 4.01(e)
Intellectual Property	Section 3.01(o)(v)
Joint Proxy Statement	Section 5.01(a)
Knowledge	Section 8.03(aa)
Law	Section 3.01(d)(ii)
Leased Real Property	Section 3.01(n)(i)
Liens	Section 3.01(b)
Lower Floor Price	Section 8.03(bb)
Marketing Period	Section 8.03(cc)

A-I-2

Material Adverse Effect	Section 8.03(dd)
Material Intellectual Property	Section 3.01(o)(i)
Merger	Recitals
Merger Transactions	Section 8.03(ee)
New Stock Floor Value	Section 8.03(ff)
NewCo	Section 3.02(g)
Notice of Adverse Recommendation	Section 4.02(e)
Notice of Superior Proposal	Section 4.02(e)
NTNY	Section 3.01(v)(i)
NYSDFS	Section 3.01(d)(ii)
Open Source	Section 3.01(o)(iv)
Option Amount	Section 2.03(a)(i)
Outside Date	Section 7.01(b)(i)
Owned Real Property	Section 3.01(n)(i)
Parent	Preamble
Parent 401(k) Plan	Section 3.02(b)
Parent Adverse Recommendation Change	Section 5.01(c)
Parent Bylaws	Section 3.02(a)
Parent Certificate of Incorporation	Section 3.02(a)
Parent Common Stock	Recitals
Parent Disclosure Letter	Section 8.03(gg)
Parent ESPP	Section 3.02(b)
Parent Filed SEC Documents	Section 3.02
Parent Material Adverse Effect	Section 8.03(hh)
Parent Preferred Stock	Section 3.02(b)
Parent Restricted Stock	Section 3.02(b)
Parent SEC Documents	Section 3.02(d)(i)
Parent Share Issuance	Section 3.02(c)(i)
Parent Stock Options	Section 3.02(b)
Parent Stock Plans	Section 3.02(b)
Parent Stockholder Approval	Section 3.02(l)
Parent Stockholders’ Meeting	Section 5.01(a)
Parent Termination Fee	Section 8.03(ii)
Permitted Liens	Section 3.01(n)(ii)
person	Section 8.03(jj)
Real Property Leases	Section 3.01(n)(i)
Redacted Fee Letter	Section 8.03(kk)
Related Party	Section 7.02(b)
Reference Price	Section 8.03(ll)
Representative	Section 8.03(mm)
Required Closing Cash Payments	Section 3.02(g)
Restraints	Section 6.01(c)
Restricted Stock Consideration	Section 2.03(a)(ii)
Retention Incentive Award Consideration	Section 2.03(c)
SAP Statements	Section 3.01(v)(i)
Sarbanes-Oxley Act	Section 3.01(e)(iii)
SEC	Section 3.01

A-I-3

SEC Documents	Section 3.01(e)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(d)(ii)
Solicitation Period End-Time	Section 4.02(a)
Solvent	Section 3.02(p)
Specified Contract	Section 3.01(i)(xiii)
Stock Consideration	Section 2.01(c)
Sub	Preamble
Subsidiary	Section 8.03(nn)
Superior Proposal	Section 4.02(c)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
tax return	Section 3.01(m)(xiii)
taxes	Section 3.01(m)(xiii)
Technology	Section 3.01(o)(vi)
THL	Section 3.02(g)
Transactions	Section 8.03(oo)
Voting Company Debt	Section 3.01(c)
Voting Parent Debt	Section 3.02(b)

A-I-4